Exhibit 4.44

Execution Version

STRICTLY PRIVATE AND CONFIDENTIAL

TRANS-AMERICAN

JOINT VENTURE AGREEMENT

among

DELTA AIR LINES, INC.,

LATAM AIRLINES GROUP S.A., D/B/A LAN AIRLINES,

TAM LINHAS AÉREAS S.A.,

LATAM AIRLINES PERÚ S.A.,

TRANSPORTES AEREOS DEL MERCOSUR S.A., D/B/A TAM MERCOSUR,

and

AEROVIAS DE INTEGRACION REGIONAL, AIRES S.A., D/B/A LAN

COLOMBIA

- i -

- ii -

- iii -

TRANS-AMERICAN JOINT VENTURE AGREEMENT

This TRANS-AMERICAN JOINT VENTURE AGREEMENT (as amended from time to time in accordance with the provisions hereof and together with all exhibits, schedules and attachments hereto, the “Agreement”) is entered into as of this 7th day of May, 2020 by and among:

Delta Air Lines, Inc., a corporation organized under the laws of the State of Delaware, having its principal office at 1030 Delta Boulevard, Atlanta, Georgia 30354, USA. (“Delta”);

LATAM Airlines Group S.A., a sociedad anónima organized under the laws of Chile, having its principal office at Avenida Presidente Riesco 5711, Piso 19, Las Condes, Santiago, Región Metropolitana, Chile (“LATAM Airlines” and, together with LATAM Airlines Brasil, LATAM Airlines Peru, LATAM Airlines Paraguay and LATAM Airlines Colombia, “LATAM”);

TAM Linhas Aéreas S.A., a sociedade anónima organized under the laws of Brazil, having its principal office at Avenida Jurandir 856, Hangar VII, 2° andar, Jardim Ceci, Sao Paulo, Brazil (“LATAM Airlines Brasil”);

LATAM Airlines Perú S.A., a sociedad anónima organized under the laws of Peru, having its principal office at Avenida Andrés Reyes 338, Piso 6, San Isidro, Lima, Perú (“LATAM Airlines Peru”);

Transportes Aereos del Mercosur S.A., a company organized under the laws of Paraguay, having its registered offices at Hangar TAM, Aeropuerto Silvio Pettirossi, Luque, Paraguay (“LATAM Airlines Paraguay”); and

Aerovías de Integración Regional, Aires S.A., d/b/a LATAM Airlines Colombia, a sociedad anónima organized under the laws of Colombia, having its principal office at Cra 11B No. 99-25, Piso 14, Bogota, Colombia (“LATAM Airlines Colombia”).

In this Agreement, Delta and LATAM are together referred to as the “Parties” and each a “Party”. LATAM Airlines, LATAM Airlines Brasil, LATAM Airlines Peru, LATAM Airlines Paraguay and LATAM Airlines Colombia are each individually referred to as a “LATAM Affiliate” and together the “LATAM Affiliates”. In this Agreement, Delta shall act as a single party and have rights and obligations as a single party and all of the LATAM Affiliates shall act jointly as a single party, have rights and obligations as a single party, and each shall be jointly and severally liable for the obligations and liabilities of the other LATAM Affiliates.

RECITALS

WHEREAS, Delta and LATAM Airlines are parties to that certain Framework Agreement dated as of September 26, 2019 (the “Framework Agreement”), pursuant to which such Parties agreed to enter into a strategic alliance with respect to the Parties’ scheduled air transportation services on routings between the U.S./Canada and certain countries in South America, as set forth in the Framework Agreement;

WHEREAS, Delta and LATAM desire to establish a long-term metal-neutral contractual joint venture arrangement that links the Parties’ networks and enables the Parties to market integrated air transportation services as a single competitor within the scope of the Joint Venture to the extent set forth herein in order to deliver robust consumer benefits through expanded capacity, greater consumer choice, and joint investments in the customer experience;

WHEREAS, each of Delta and LATAM has determined that, in order to give effect to the objective of their broader agreement to operate an integrated and coordinated efficiency-enhancing Joint Venture, it is necessary to coordinate pricing and supply of services and allocate sales, routes, customers and markets as a single competitor exercising joint decision-making within the scope of the Joint Venture, all as contemplated by this Agreement, with each of the LATAM Affiliates (with respect to the markets served by it) participating in the Joint Venture on behalf of LATAM while maintaining such LATAM Affiliate as an independent certificated air carrier domiciled in its own home country;

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions on which (i) promptly following the date of this Agreement the Parties will seek to obtain all Required Approvals, and (ii) following receipt of such approvals and subject to the satisfaction of the conditions set forth herein, the Parties will implement the Joint Venture and the commercial cooperation arrangements contemplated hereby, all on the terms and conditions set forth in this Agreement and the Implementing Agreements; and

WHEREAS, in addition to this Agreement and without prejudice to the rights and obligations of Delta and each LATAM Affiliate set forth herein, Delta, LATAM Airlines and the relevant LATAM Affiliates have entered into or will enter into one or more country-specific Joint Venture Implementing Agreements (each, a “Country JV Implementing Agreement” and, collectively, the “Country JV Implementing Agreements”) containing certain of the provisions contained herein which are applicable to the Joint Venture activities relative to such country and JV Routings between the U.S./Canada and such country.

IN WITNESS WHEREOF, for and in consideration of the premises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions

All capitalized terms used but not defined herein shall have the meanings given such terms in Schedule A attached hereto.

ARTICLE 2

JOINT VENTURE IMPLEMENTATION

Section 2.1 Implementing Agreements

2.1.1 Promptly following the date of this Agreement, Delta and LATAM shall diligently and in good faith (i) amend or amend and restate those Implementing Agreements that exist between the Parties as of the date hereof to incorporate the changes contemplated by this Agreement and such other provisions as may be mutually agreed by the Parties, and (ii) negotiate the terms of those Implementing Agreements that are not currently in effect between the Parties. Subject to Section 2.3.1.5, on or before the Implementation Date, Delta and the applicable LATAM Affiliates shall execute and deliver each of the Implementing Agreements.

Section 2.2 Implementation of Joint Venture

2.2.1 Following the date of this Agreement and subject to compliance with Applicable Law, the Parties shall meet to discuss and develop specific plans and timelines for implementation of the Joint Venture and the arrangements contemplated by this Agreement. Subject to Section 9.1, each Party shall in good faith use its commercially reasonable efforts to assist and cooperate with the other Party in taking all commercially reasonable actions necessary, proper or advisable under Applicable Law to prepare for and to implement the Joint Venture in accordance with this Section 2.2.

2.2.2 Implementation of the Joint Venture shall be subject to the satisfaction of all of the conditions precedent set forth in Section 2.3. Effective as of the first calendar day of the first calendar month following the satisfaction of all of the conditions precedent set forth in Section 2.3 (or such other date mutually agreed by the Parties), the Parties shall implement the Joint Venture on the terms and conditions set forth herein (the date on which the Joint Venture is implemented in accordance with this Agreement being the “Implementation Date”).

Section 2.3 Conditions Precedent

2.3.1 The respective obligations of each of the Parties to implement the Joint Venture shall be subject to the satisfaction (or waiver by both Parties in writing) of each of the following conditions:

2.3.1.1 U.S. Antitrust Immunity and the other Required Approvals shall have been obtained without any condition, limitation, restriction or obligation (except to the extent expressly set forth in Section 2.3(e) of the Framework Agreement); provided that if all Required Approvals by Competent Authorities in the United States and Brazil (and in Peru if required by Applicable Law) have been obtained (in each case without any such condition, limitation, restriction or obligation), the Parties may mutually agree to proceed with implementation of the Joint Venture with respect to such countries pending receipt of Required Approvals by Competent Authorities in any country or territory other than such countries;

2.3.1.2 No judgment, order, injunction (whether temporary, preliminary or permanent), decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition entered, enacted, promulgated, enforced or issued by any Competent Authority shall be in effect that makes illegal or prohibits the implementation of the Joint Venture or any of the arrangements contemplated under this Agreement or any Implementing Agreement;

2.3.1.3 Delta and LATAM shall have entered into an amendment to this Agreement to (i) replace Schedule B with the mutually agreed Cargo Cooperation Implementation Plan pursuant to Section 6.12; (ii) replace Schedule C with a final version of such Schedule that includes further details regarding those items where mutual agreement of the Parties is required prior to the Implementation Date; and (iii) make such other required changes to this Agreement as may be mutually agreed by the Parties;

2.3.1.4 Delta and LATAM shall have mutually agreed in writing to (i) the Initial Network Plan pursuant to Section 5.1.1, (ii) the proration methodology to be implemented between the Parties pursuant to Section 6.4.5 and (iii) changes to the ISC and the Codeshare commissions set forth in the Codeshare Agreements to be implemented pursuant to Section 6.4.6, and such agreed terms described in the foregoing clause (ii) and (iii) shall be documented in amendments to the Special Prorate Agreement and the Codeshare Agreements (as applicable); and

2.3.1.5 Each of the Implementing Agreements shall have been finalized in form and substance mutually agreed by the Parties.

2.3.2 The obligation of Delta to implement the Joint Venture pursuant to Section 2.2.2 shall be further subject to the satisfaction (or waiver by Delta in writing) of each of the following conditions:

2.3.2.1 The representations and warranties of LATAM contained in this Agreement shall be true and correct in all respects as of the Implementation Date as if made at and as of such time (except for any representation or warranty that is made only as of a specified date, which need only to be true as of such specified date);

2.3.2.2 LATAM shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Implementation Date;

2.3.2.3 Each LATAM Affiliate shall have executed and delivered each of the Implementing Agreements to which it is a party;

2.3.2.4 [redacted] with respect to any LATAM Affiliate;

2.3.2.5 [redacted] fect since the date of this Agreement with respect to any LATAM Affiliate; and

2.3.2.6 Delta shall have validated [redacted]

2.3.3 The obligation of LATAM to implement the Joint Venture pursuant to Section 2.2.2 is further subject to the satisfaction (or waiver by LATAM in writing) of each of the following conditions:

2.3.3.1 The representations and warranties of Delta contained in this Agreement shall be true and correct in all respects as of the Implementation Date as if made at and as of such time (except for any representation or warranty that is made only as of a specified date, which need only to be true as of such specified date);

2.3.3.2 Delta shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Implementation Date;

2.3.3.3 Delta shall have executed and delivered each of the Implementing Agreements;

2.3.3.4 [redacted] with respect to Delta;

2.3.3.5 [redacted] since the date of this Agreement with respect to Delta; and

2.3.3.6 LATAM shall have validated [redacted].

ARTICLE 3
THE JOINT VENTURE

Section 3.1 **Objectives of the Joint Venture**

The objectives of the Joint Venture include to (i) deliver robust consumer benefits through the metal-neutral coordination contemplated by this Agreement, providing [redacted] (ii) [redacted] (iii) [redacted] (iv) in [redacted] and (v) [redacted] (all such objectives shall be collectively referred to herein as the "**Business Objectives**").

Section 3.2 **Characterization of the Joint Venture**

3.2.1 The Parties acknowledge and agree that the Joint Venture shall be a contractual commercial arrangement, under which the Parties will jointly manage the Joint Venture Operations as contemplated by this Agreement, but the Joint Venture shall not be separately incorporated or established as a partnership or other separate business entity between the Parties or as an Affiliate of either Party. While the Parties will exercise joint decision-making as a single competitor regarding the Joint Venture Operations to the extent set forth in this Agreement, each Party will remain a separate corporate entity (and, in the case of LATAM, separate but affiliated corporate entities) and, unless otherwise expressly provided herein, will retain independent decision-making and managerial authority with respect to such entity and its own business and operations.

3.2.2 Except to the extent expressly provided in this Agreement or in a separate written agreement between the Parties, [redacted]

Section 3.3 **Scope of the Joint Venture; Affiliates and Contract Carriers**

3.3.1 The commercial joint venture arrangement to be implemented between the Parties in accordance with the provisions of this Agreement and the Implementing Agreements (the "**Joint Venture**") shall cover the Parties' [redacted] (including [redacted] via an unscheduled intermediate point or to terminate at a point other than the one originally scheduled.

3.3.2 Except as otherwise expressly set forth in this Agreement or any Implementing Agreement, each Party's Scheduled Services shall include Scheduled Services of such Party, its Affiliates and Contract Carriers. [redacted]

[redacted]

Section 3.4 **JV Routes**

3.4.1 As used in this Agreement, a "**JV Route**" shall mean any [redacted] and shall include (if applicable) any [redacted]. For the avoidance of doubt, [redacted], shall be [redacted]

3.4.2 The Parties agree that, if at any time a bilateral "open skies" agreement is implemented between the [redacted], subject to receipt of all Required Approvals, [redacted] effective as of the implementation of any such bilateral "open skies" agreement, [redacted] In connection with the addition of such routes as JV Routes hereunder, the Parties shall negotiate in good faith the [redacted]

Section 3.5 **Beyond Routes; JV Routings**.

3.5.1 As used in this Agreement:

3.5.1.1 A "**Beyond Route**" means, with respect to [redacted], any non-stop route (not being a JV Route) with an origination and destination point within U[redacted] and

3.5.1.2 "**JV Routing**" means any [redacted] (i) [redacted] and (ii) [redacted]s.

ARTICLE 4
COORDINATION OF THE JOINT VENTURE

Section 4.1 **General Principles**

Commencing on the Implementation Date, Delta and LATAM intend to coordinate activities with respect to the Joint Venture in a manner that will enable them to achieve the Business Objectives to the greatest extent possible. The activities of each Party hereunder shall be structured to promote the greatest amount of cooperation between the Parties. The Parties intend, through use of a joint Leadership Team and the Working Groups contemplated in this Article 4, to [redacted]s; provided, however, [redacted], and make decisions with respect to, its own operations on JV Routes as such Party deems necessary or appropriate from time to time, and neither Party shall be required to obtain the consent of the other Party with respect to such matters, except in all cases to the extent expressly set forth in this Agreement or any Implementing Agreement.

Section 4.2 **Leadership Team**

4.2.1 *Establishment*. As soon as reasonably practicable after the Implementation Date, the Parties will establish and maintain a Joint Venture leadership team (the "**Leadership Team**") consisting of [redacted], which shall provide [redacted], including [redacted]. The Leadership Team will seek to [redacted] the Joint Venture in a [redacted].

4.2.2 *Members*. The Leadership Team will have [redacted]. Unless otherwise mutually agreed by the Parties in writing, the Leadership Team will be [redacted] It is anticipated that the Leadership Team members designated by each Party will have [redacted] Each Party shall have [redacted] to the Leadership Team at any time by giving written notice to the other Party.

4.2.3 *Working Groups*. The Leadership Team shall appoint the Working Groups described in Section 4.3 and may create ad hoc or standing committees from time to time as it deems necessary or appropriate.

4.2.4 *Leadership Team Meetings*.

4.2.4.1 The Leadership Team shall meet [redacted] mutually agreed by the Parties. If none of a Party's members of the Leadership Team [redacted]

4.2.4.2 The Parties shall work together [redacted] for each Leadership Team meeting, which shall include [redacted]. The agreed agenda for any Leadership Team meeting shall be [redacted]

4.2.4.3 Upon prior written notice to the other Party, additional employees, advisers and/or other representatives of a Party [redacted]

4.2.5 *Authority; Decisions*. Each Leadership Team member is expected to function as a [redacted] As such, the Leadership Team [redacted] Joint Venture. The Leadership Team shall [redacted] of the Leadership Team and the [redacted] by the

Leadership Team require the [redacted]
Each Party shall ensure that [redacted] In the event that the Leadership Team is [redacted] the following shall apply:

4.2.5.1 to the extent the [redacted], then the proposal shall be [redacted], and [redacted] and

4.2.5.2 to the extent the disagreement [redacted], then with respect to its own operations and those of its Affiliates and Contract Carriers, each Party may [redacted], provided that, [redacted] under this Agreement and the Implementing Agreements.

4.2.6 *CEO Meetings.* At least [redacted], the Chief Executive Officer or President of each Party shall meet to [redacted]

Section 4.3 **Working Groups**

4.3.1 *Establishment.* As soon as reasonably practicable after the Implementation Date, the Parties will establish functional working groups (each, a "**Working Group**" and, together with such other working groups mutually agreed by the Parties from time to time, the "**Working Groups**"), to [redacted] with respect to each of the functions set forth in this Section 4.3.1 and any other [redacted]. The duties and responsibilities of each Working Group shall be mutually [redacted] Each Working Group will seek to perform its duties and responsibilities in a manner consistent with the Business Objectives.

(a) [redacted]

(b)

(c)

(d)

(e)

(f)

(g)

(h)

(i)

(j)

(k)

(I) [redacted]

4.3.2 *Members*. Each Working Group shall be comprised of [redacted], unless otherwise mutually agreed. Each Party shall have [redacted].

4.3.3 *Authority; Decisions*. No Working Group [redacted], but it is expected that [redacted] to the Leadership Team [redacted] of a Working Group and [redacted] by a Working Group [redacted]) shall requre the [redacted] Working Group [redacted]

4.3.4 *Meetings and Reporting*. Each Working Group shall [redacted] Leadership Team regarding [redacted]

Section 4.4 **Antitrust Protocols.**

4.4.1 The Parties acknowledge and agree that all commercially sensitive information exchanged between the Parties, including in connection with activities of the Leadership Team and the Working Groups as set forth in this Article 4, shall be limited to information within the scope of the Joint Venture and such information shall be used solely for purposes of the Joint Venture. Each Party shall, and shall cause its Affiliates to, implement, with respect to their own personnel, protocols and procedures designed to ensure that Joint Venture activities remain in compliance with all Applicable Laws, including with respect to antitrust and competition law matters.

ARTICLE 5
JOINT VENTURE OPERATIONS

Section 5.1 **Joint Network Plan**

5.1.1 *Initial Network Plan*. Prior to the Implementation Date, the Parties shall [redacted] containing the information set forth in this Section 5.1.1 (the "**Initial Network Plan**") for the period covered by [redacted], provided that, if based on the Initial Network Plan, [redacted] The Initial Network Plan and each Joint Network Plan thereafter shall contain the following elements with respect to the Joint Venture Operations of each Party and its Affiliates and Contract Carriers on all JV Routes:

5.1.1.1 [redacted]

5.1.1.2 the [redacted]

5.1.1.3 the [redacted];

5.1.1.4 the [redacted]; and

5.1.1.5 the [redacted].

5.1.2 *Joint Network Plan.*

5.1.2.1 For purposes of this Agreement, the term "**Joint Network Plan**" shall mean, with respect to any period, the [redacted]

5.1.2.2 In connection with the network Working Group's normal [redacted] for each [redacted], the Parties shall [redacted] in accordance with this Agreement. In connection with such [redacted] uch exchange of data and information is intended to [redacted]

5.1.2.3 In developing the Joint Network Plan for any Scheduling Season, the Parties shall seek to make changes that will [redacted] taking into account (i) [redacted], (ii) [redacted], (iii) [redacted], (iv) [redacted], (v) [redacted] and (vi) such other factors mutually agreed from time to time.

5.1.3 *Joint Venture Operations.* During the Term and subject to this Agreement, each Party shall (and shall cause its Affiliates and Contract Carriers to) [redacted] (subject to each Party's right to make [redacted] and, subject to Section 16.12, shall (and shall cause its Affiliates and Contract Carriers to) [redacted] in accordance with this Agreement.

Section 5.2 **Network Governance**

5.2.1 *Network Consensus Decisions.*

5.2.1.1 Commencing on the Implementation Date and subject to the provisions of this Section 5.2, (i) [redacted], or (ii) [redacted], in each case shall require the mutual written consent of the Parties as a Consensus Matter.

5.2.1.2 Notwithstanding anything set forth in this Agreement, neither Party shall have the right to (i) [redacted] (ii) [redacted] or (iii) [redacted]

5.2.2 *Discretionary Network Decisions.* Notwithstanding Section 5.2.1, the following changes to a Party's Joint Venture Operations shall not be deemed a Consensus Matter and each Party shall be entitled to make any such change with respect to its Joint Venture Operations and those of its Affiliates and Contract Carriers in its sole discretion:

5.2.2.1 [redacted]. Each Party may, without the consent of the other Party, [redacted].

5.2.2.2 [redacted]. During any Scheduling Season, each Party may, without the consent of the other Party, [redacted] provided that any such permitted [redacted] in any Scheduling Season [redacted].

5.2.2.3 [redacted]. Each Party may, without the consent of the other Party, [redacted] (including any [redacted]) on [redacted].

5.2.2.4 [redacted] *Changes.* Each Party may, without the consent of the other Party, change the [redacted].

5.2.2.5 [redacted]*r Operations*. Each Party may, without the consent of the other Party, make any change to its Joint Venture Operations [redacted]

Section 5.3 **Allocation of Capacity Growth**

The Parties [redacted] in the Parties' Joint Venture Operations (measured on an [redacted]) shall be [redacted] (ii) [redacted]

Following the Capacity Growth Allocation Date, unless otherwise agreed by the Parties, [redacted] as of the Capacity Growth Allocation Date. Notwithstanding the foregoing, the Parties acknowledge and agree that allocation of any capacity growth in the Parties' Joint Venture Operations and all other decisions relating to changes to the Parties' Joint Venture Operations shall be determined in accordance with Section 5.2.

Section 5.4 **Joint Venture Governance Regarding Third Party Cooperation**

5.4.1 *General*. The Parties acknowledge and agree that, in order to [redacted]

5.4.2 [redacted] *Codesharing*. [redacted], other than:

5.4.2.1 in the case of Delta (i) [redacted] (ii) [redacted]; and

5.4.2.2 in the case of LATAM, (i) [redacted] (ii) [redacted].

5.4.3 *Third Party Marketing Programs*.

5.4.3.1 Delta agrees that, [redacted] of LATAM, [redacted] ther than (i) LATAM, its Affiliates or Contract Carriers and (ii) any Delta Grandfathered Carrier.

5.4.3.2 LATAM agrees that, [redacted], [redacted] (i) Delta, its Affiliates or Contract Carriers and (ii) any LATAM Grandfathered Carrier.

Section 5.5 **Flight Operations**

Notwithstanding anything set forth in this Agreement, all aircraft operated by a Party or its Affiliate or Contract Carrier shall remain under the Operating Carrier's technical and operational control and shall be operated in accordance with the Operating Carrier's operational requirements. Subject to such rules and except as otherwise expressly set forth in this Agreement or any Implementing Agreement, the Operating Carrier [redacted].

ARTICLE 6
JOINT VENTURE COMMERCIAL ACTIVITIES

Section 6.1 **General**

Commencing on the Implementation Date, the Parties shall engage in the commercial activities set forth in this Article 6, in each case within the scope of the Joint Venture and as a single competitor exercising joint decision-making to the extent forth herein. For the avoidance of doubt, all commercial cooperation and coordination between the Parties contemplated by this Article 6 shall be limited to JV Routes and JV Routings and shall not be applicable with respect to other routes or city pair routings outside the scope of the Joint Venture. All such commercial cooperation and coordination shall be subject to compliance with all Applicable Laws, provided that each Party shall be obligated to seek and diligently pursue receipt of all Required Approvals and shall use all commercially reasonable efforts to obtain such approvals as required to facilitate the commercial cooperation contemplated hereunder in a timely manner.

Section 6.2 **Reciprocal Codesharing**

6.2.1 Subject to and in accordance with the terms and conditions of the applicable Codeshare Agreement, commencing on the Implementation Date, [redacted] on (i) [redacted], (ii) [redacted] Notwithstanding the foregoing, in the event any such Codesharing by a Party (as the Marketing Carrier) is [redacted]

6.2.2 The Parties acknowledge and agree that, unless otherwise mutually agreed by the Parties in writing, [redacted] At all times during the Term, each of the Parties shall implement, file and maintain in effect all necessary [redacted]

Section 6.3 **Network and Schedule Planning**

6.3.1 *General*. Commencing on the Implementation Date and thereafter during the Term, the Parties will engage in joint network and schedule planning with respect to the Parties' Joint Venture Operations (including review and consideration of proposed changes to the Joint Network Plan) in accordance with Article 5, this Section 6.3 and as otherwise mutually agreed. The network Working Group will provide [redacted]

6.3.2 [redacted] *Network Plan*. Within [redacted] for the Parties' Joint Venture Operations and review such outlook with the Leadership Team. Such outlook shall be [redacted] the network Working Group [redacted] For the avoidance of doubt, such outlook [redacted]

6.3.3 *Proposed Changes to Joint Network Plan*. In considering changes to the Joint Network Plan, the Parties [redacted] such other factors as may be mutually agreed. When proposing any change to Joint Venture Operations for consideration by the network Working Group from time to time, the Parties shall [redacted].

Section 6.4 **Pricing and Revenue Management**

6.4.1 *General*. Commencing on the Implementation Date and thereafter during the Term, the Parties will [redacted]. For the avoidance of doubt, such [redacted] of the Joint Venture. The [redacted] and [redacted] Working Group will [redacted] of the Joint Venture.

6.4.2 *Pricing*. The Parties shall establish a [redacted]

6.4.2.1 *Pricing Function*. [redacted] The Parties will seek to [redacted].

6.4.2.2 *Pricing* [redacted] Pricing [redacted]

6.4.2.3 *Pricing* [redacted] The Parties agree to [redacted] with the following principles: (A) [redacted], (B) [redacted] s, (C) [redacted] (D) [redacted]

6.4.2.4 *Pricing Decisions and Implementation.* Subject to the provisions of this Section 6.4.2 and the [redacted] Working Group, [redacted]. Each Party shall be [redacted]. The Parties recognize there are and will be [redacted]

6.4.2.5 *New Products.* Without prejudice to the provisions of Article 5, [redacted] With a view to [redacted] on (i) [redacted], (ii) [redacted], (iii) [redacted] and (iv) [redacted] The Parties agree to work together in good faith in connection [redacted]

6.4.2.6 *Cross-Selling.* The Parties agree that [redacted]

6.4.2.7 *Data Sharing.* The Parties [redacted].

6.4.3 *Inventory Management.* The Parties shall [redacted]

[redacted]

6.4.3.1 *Inventory Management Function.* [redacted] of the Parties' respective [redacted]. The Parties will seek to [redacted]

6.4.3.2 *Inventory Management* [redacted]. The Parties intend to [redacted], however, the Parties' inventory management activities with respect to JV Routes [redacted].

6.4.3.3 [redacted] *Inventory Access.* The Parties agree to [redacted] To the extent there exist technical limitations on the Parties' ability to [redacted]

6.4.4 [redacted] *Planning.* The Parties agree to [redacted] Each of the Parties will designate [redacted]

6.4.5 *Proration of Revenue.* The Parties acknowledge that, as of the date of this Agreement, the Parties have implemented the [redacted]. Prior to the Implementation Date, the Parties shall [redacted] as of the Implementation Date when the [redacted] Schedule C will [redacted] On or before the Implementation Date, such [redacted] shall be documented in amendments to the [redacted].

6.4.6 *Interline Selling Commission; Codeshare Commissions.* The Parties acknowledge that, as of the date of this Agreement, the Parties have implemented a [redacted] Prior to the Implementation Date, the Parties [redacted] On or before the Implementation Date, such agreed terms shall be [redacted]

Section 6.5 **Passenger Sales and Marketing**

6.5.1 *General*. Commencing on the Implementation Date, the Parties agree, to the extent permitted under Applicable Law, to coordinate their respective [redacted] in accordance with this Section 6.5 and as otherwise mutually agreed. The [redacted] Working Group will provide [redacted] of the Joint Venture.

6.5.2 *Sales* [redacted]. The Parties [redacted] for the Joint Venture to the extent mutually agreed.

6.5.3 *Metal Neutral Sales*. The Parties shall implement a metal-neutral [redacted] Commencing as soon as reasonably practicable after the Implementation Date, each Party shall ensure that [redacted]

6.5.4 [redacted] *Programs*. Commencing as soon as reasonably practicable after the Implementation Date, with respect to [redacted] the Parties shall implement [redacted] to the extent permitted under Applicable Law. The Parties agree to work towards developing [redacted]. Such systems include [redacted] Each of the Parties reserves the right to [redacted]

6.5.5 *Sales Planning*. The Parties shall implement [redacted] process for the Joint Venture, [redacted] Working Group following the Implementation Date.

Section 6.6 **Frequent Flyer Programs; Premium Customer Handling**

6.6.1 *Reciprocal Program Participation*. While Delta and LATAM each will maintain their own frequent flyer program, each Party shall [redacted] subject to and in accordance with the terms and conditions set forth in the FFP Agreement.

6.6.2 *Award Inventory Availability*. The Parties shall implement [redacted]

[redacted]

6.6.3 *FFP Settlement Mechanism*. The Parties shall discuss in good faith a mutually agreed settlement mechanism for [redacted]. If implemented by the Parties, [redacted] and for purposes of Section 7.1.5.

6.6.4 [redacted] *Customer Handling*. In order to provide a seamless service to the Parties' joint customers, each Party shall [redacted] prior to the Implementation Date. Such [redacted] services shall include priority airport check-in, priority boarding, priority security screening, priority baggage handling, extra [redacted] The Parties will agree on prioritization of any [redacted] implement such services. Subject to the foregoing and to the provisions of the FFP Agreement, each Party [redacted] including [redacted] offered thereunder.

Section 6.7 **Ticket Data Exchange**

The Parties agree that a [redacted] contemplated by this Agreement, including [redacted]. Each of the Parties shall use its commercially reasonable efforts to develop, establish and make operational, prior to the Implementation Date, a [redacted] in relation to the Joint Venture [redacted] to be determined by the Parties. During the Term, the Parties shall [redacted]

Section 6.8 **Airport Co-Location**

The Parties will, where practicable, pursue [redacted] Each of the Parties agrees to use its commercially reasonable efforts to develop and enhance [redacted] The Parties will seek to [redacted]

Section 6.9 **Improved Passenger Connections**

The Parties agree to coordinate their [redacted] with respect to JV Routes and Beyond Routes in order to [redacted].

Section 6.10 **Product Planning**

The Parties agree to [redacted] within the scope of the Joint

Venture [redacted]) and make their products and service [redacted]. The Parties agree to [redacted]

Section 6.11 **Cost Savings Initiatives**

The Parties agree to [redacted] including with respect to (i) [redacted], (ii) [redacted], (iii) [redacted] (iv) [redacted], (v) [redacted], (vi) [redacted], and (vii) [redacted]

Section 6.12 **Cargo Coordination**

Prior to the Implementation Date, Delta and LATAM shall jointly develop an implementation plan for joint commercial cooperation and coordination relative to belly cargo carried on Joint Venture Operations (the "**Cargo Cooperation Implementation Plan**"). The business objectives for such cargo cooperation and coordination (the "**Cargo Business Objectives**") are to (i) [redacted] (ii) [redacted] and (iii) [redacted] Promptly following the Implementation Date, each Party shall implement [redacted] of the Cargo Cooperation Implementation Plan, subject to the provisions of such Plan.

Section 6.13 **Advertising and Marketing**

The Parties agree to [redacted] with respect to the Joint Venture.

ARTICLE 7
FINANCIAL SETTLEMENT

Section 7.1 **Financial Settlement**

7.1.1 *Financial Settlement Methodology*. Commencing on the Implementation Date, the Parties shall implement the financial settlement methodology set forth in Schedule C attached hereto and, with respect to each Settlement Period, subject to the provisions of this Article 7, the Paying Party shall pay to the Receiving Party the amount payable in accordance with Schedule C. The financial settlement methodology set forth in Schedule C is an [redacted]

7.1.2 *Passenger and Cargo Contribution*. With respect to each Settlement Period, the Parties shall (i) [redacted], (ii) [redacted] (iii) [redacted], all in accordance with this Article 7, Schedule C and additional detailed procedures to be developed by the finance Working Group and mutually agreed by the Parties following the Implementation Date (the "**Financial Settlement Procedures**").

7.1.3 [redacted] Notwithstanding anything set forth in this Article 7, Schedule C or the Financial Settlement Procedures, with respect to [redacted], the [redacted] pursuant to Schedule C: (i) [redacted] and (ii) [redacted].

7.1.4 *Partial Settlement Periods*. With respect to any Settlement Period that is less than a full calendar year, the calculations set forth in Schedule C shall be computed by reference to the portion of the Reference Period that corresponds to such shortened Settlement Period (for example if the relevant Settlement Period is from July 1 to December 31 in any particular year, the Reference Period amounts of a Party referenced hereunder shall be calculated by reference to the amounts for the period July 1 to December 31 in the Reference Period).

7.1.5 *Force Majeure Event Adjustment*. In the event that, as a result of one or more Force Majeure events during the Term, [redacted] e days, the other Party may elect by delivery of written notice to the other Party to [redacted] (i) [redacted], (ii) [redacted] has been implemented by the Parties pursuant to Section 6.6.3 [redacted], in each case with respect to any calendar month that includes any of such [redacted] day period. The Parties agree to discuss in good faith any mutually agreed arrangements to mitigate the effects of any Force Majeure event on the Parties' Joint Venture Operations and, if applicable, any mutually agreed changes to the Joint Venture Operations shall be reflected in the Joint Network Plan.

7.1.6 *Conditions to Settlement*. Notwithstanding anything set forth in this Article 7, Schedule C or the Financial Settlement Procedures, the Parties acknowledge and agree that neither Party shall be obligated to approve the Settlement for any Settlement Period pursuant to Schedule C unless and until:

7.1.6.1 Each Party shall have received all data and information from the other Party reasonably required to validate the information pertaining to such other Party's Joint Venture Operations during the Reference Period;

7.1.6.2 Both Parties shall have resolved all issues relating to the treatment of the Parties' revenues and costs for purposes of the financial settlement methodology set forth in Schedule C, and shall have approved the Baseline with respect to the Reference Period; and

7.1.6.3 The Parties shall have entered into an amendment to this Agreement to update Schedule C in accordance with Section 7.2.2.

Section 7.2 **Reference Period Calculations**

7.2.1 *Passenger Contribution and Cargo Contribution*. As soon as reasonably practicable after the Implementation Date, the Parties will determine each Party's Passenger Contribution and Cargo Contribution with respect to the Reference Period in accordance with Schedule C (such calculation with respect to each Party's operations during the Reference Period and such calculation being the average of the relevant figures for each of the [redacted] calendar years comprising the Reference Period, the "**Baseline**"). In connection with calculation of the Baseline, the Parties will identify any material discrepancies between [redacted] of each Party included in the various categories and line items used to calculate each Party's Reference Period Passenger Contribution and Reference Period Cargo Contribution and other inconsistencies or errors related to such calculations, and shall make appropriate adjustments to the Baseline in order to align the treatment of such items and/or account for any such discrepancies. In addition, in finalizing the Baseline the Parties shall consider whether the Reference Period is appropriately representative of [redacted] To the extent mutually agreed in writing by both Parties, the Parties may make any necessary adjustments to the Baseline based on such review.

7.2.2 *Addition of Baseline Calculations*. Once the Reference Period calculations have been approved by both Parties, Schedule C shall be updated to incorporate such calculations and to make other mutually agreed conforming changes and the Parties shall replace Schedule C attached hereto with such updated Schedule C by amendment of this Agreement.

Section 7.3 **Financial Data Exchange**

With respect to the Reference Period and each Settlement Period, the Parties shall exchange the financial data and information pertaining to the operations of each Party, its Affiliates and Contract Carriers on all JV Routes as set forth in Schedule C and the Financial Settlement Procedures. In connection with the financial settlement for each Settlement Period, each Party shall report to the other all required information in accordance with the provisions of Schedule C and the Financial Settlement Procedures.

Section 7.4 **Audit**

7.4.1 Each Party shall, from time to time, have the right to audit the books and records of the other Party in accordance with the provisions of Schedule C, [redacted], for the purpose of determining the accuracy and completeness of information, amounts and calculations submitted by the other Party hereunder (including with respect to the Reference Period or any Settlement Period), the consistency in the Parties' treatment of revenues and costs relating to the Joint Venture (and the methods used to calculate such amounts), and the treatment of such revenues and costs as compared to prior periods and/or the Reference Period. The books and records of a Party subject to audit hereunder shall be limited to those reasonably required for such purposes. Any such audit shall commence as soon as reasonably practicable after receipt of notice of such audit request. The Party requesting the audit shall bear the full cost and expense of such audit (including costs of any outside auditors but excluding the costs of the other Party's internal staff, which shall be borne by such other Party), and such costs shall not be deducted as an expense in calculating the Passenger Contribution for such Party. The requesting Party may, at its option, utilize its own internal staff for the audit or an outside accounting firm or other agent of such Party. Any information or data received during any such audit shall be deemed to be Confidential Information of the Party disclosing it and treated in accordance with Article 14.

7.4.2 The Parties agree to cooperate and assist in good faith with any audit undertaken pursuant to this Section 7.4. If at any time it is determined that an error was made in the determination of the amounts previously paid by one Party to the other Party pursuant to this Agreement or in the calculations relating to the Reference Period, an appropriate adjustment payment shall be made by the applicable Party in order to reconcile the amounts previously paid with respect to the relevant Settlement Periods to the corrected amounts and, in the case of an error in relation to the Reference Period, all subsequent Settlement Periods. Any such payment shall be an amount required to compensate the Party bearing the loss as a result of such error.

ARTICLE 8
COMPETING OPERATIONS

Section 8.1 **Competing Operations**

8.1.1 The Parties agree that, except with respect to the Joint Venture Operations of the Parties' Affiliates and Contract Carriers, which shall be included in the Joint Venture to the extent provided herein, no third-party air carrier or other third party shall [redacted]. In addition, neither Party nor their respective Affiliates or Contract Carriers shall [redacted]

8.1.1.1 [redacted] or

8.1.1.2 [redacted]

(any such operations, "**Competing Operations**").

8.1.2 Without prejudice to Section 8.1.1, [redacted], the Parties acknowledge and agree that it would be in the best interests of the Joint Venture for the Parties to reach agreement regarding the [redacted], and [redacted]

8.1.3 For the avoidance of doubt, with respect to Section 8.1.1.2, in the event a Party [redacted] in connection with the [redacted] pursuant to Section 8.1.2, [redacted] (i) [redacted] and (ii) [redacted] During such [redacted] year period, the antitrust protocols and procedures developed by each Party pursuant to Section 4.4 shall be followed to ensure any competitively sensitive decisions pertaining to such Competing Operations remain independent from any such decisions pertaining to the Joint Venture.

ARTICLE 9

REGULATORY APPROVALS

Section 9.1 Regulatory Approvals

Each Party agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in order to promptly obtain the Required Approvals, in each case with respect to the Joint Venture and the commercial coordination contemplated under this Agreement, all as further set forth in Section 2.3 of the Framework Agreement. Notwithstanding anything set forth herein, neither Delta nor LATAM shall have any obligation to agree to any condition or restriction with respect to its operations, assets, business or properties (whether or not relating to the Joint Venture) in order to obtain such approvals, except to the extent set forth in Section 2.3 of the Framework Agreement.

Section 9.2 Changes in Applicable Law

In the event that during the Term there is any change in Applicable Law (including binding interpretations thereof by any Competent Authority) that prevents either Party from carrying out the arrangements contemplated by this Agreement or any Implementing Agreement, or attaches a condition, limitation, restriction or obligation which, individually or in the aggregate, would reasonably be expected to be material to the Joint Venture, the Joint Venture Operations of either Party, the Scheduled Services operated by either Party, or its Affiliates or Contract Carriers on a JV Routing, or a Party’s business or operations outside the scope of the Joint Venture, the Parties will consult with each other within                   days after the occurrence of any such event. The purpose of such consultation will be to assess such change in Applicable Law, and to seek mutual agreement as to what, if any, changes to this Agreement or any Implementing Agreement are necessary or appropriate as a result of such change in Applicable Law.

ARTICLE 10
REPRESENTATIONS AND WARRANTIES

Section 10.1 Representations and Warranties by Delta

Delta represents and warrants to LATAM that the statements contained in this Section 10.1 are true and correct as of the date of this Agreement and as of the Implementation Date (except to the extent expressly relating to a specific date, in which event it shall be true and correct as of such date).

10.1.1 Organization and Qualification. Delta is a duly incorporated and validly existing corporation, in good standing under the laws of Delaware, is an air carrier duly authorized to act as such by the government of the United States, and holds all licenses, certificates and permits from all governmental and regulatory authorities necessary to perform its obligations hereunder. Delta has the requisite corporate power and authority to own, operate and lease the properties and assets it now owns, operates and leases, to conduct its business as it is now being conducted and to enter into this Agreement and each Implementing Agreement.

10.1.2 Authority. The execution, delivery and performance by Delta of this Agreement and each Implementing Agreement have been duly authorized by all necessary corporate action. This Agreement and each Implementing Agreement have been duly executed and delivered by Delta, and, assuming due authorization, execution and delivery by LATAM, constitutes the legal, valid and binding obligation of Delta, enforceable against Delta in accordance with the terms and conditions hereof and thereof, except as may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally, or by equitable principles, whether applied in a proceeding in equity or law.

10.1.3 No Violation. Neither the execution nor the delivery by Delta of this Agreement or any Implementing Agreement nor Delta’s performance of its obligations hereunder or thereunder will: (a) contravene or conflict with or cause a default under (1) any Applicable Law binding on Delta, or (2) any provision of the Certificate of Incorporation or the Bylaws of Delta; (b) result in the creation of any lien on any asset of Delta; or (c) result in the material breach of any agreement or instrument to which Delta is a party or by which it is bound.

10.1.4 No Approvals. Except for the Required Approvals, neither the execution or delivery by Delta of this Agreement or any Implementing Agreement nor Delta’s performance of its obligations hereunder or thereunder requires the consent or approval of, or the giving of notice to, the registration with, the recording or filing of any documents with, or the taking of any other action in respect of (a) any Competent Authority (provided that the representation with respect to this clause (a) is made to the best of Delta’s knowledge), or (b) any trustee or holder of any indebtedness or any obligation of Delta, any stockholder of Delta, or any other person or entity having a contractual relationship with Delta.

10.1.5 No Brokers. Delta has not employed any broker, agent or finder in connection with this Agreement or any transaction contemplated hereby, and Delta is not obligated to pay any commission, finder’s fee or other similar fee to any such party with respect thereto.

10.1.6 Reference Period Passenger and Cargo Contribution. The calculation of Delta’s Passenger and Cargo Contribution for the Reference Period set forth in Schedule C, as and when finalized in accordance with Section 7.2.2, and all financial, operational, and other information underlying such calculations will be true and correct in all material respects and can be reconciled to the applicable revenue and cost information set forth in Delta’s Financial Systems for such period.

Section 10.2 Representations and Warranties by LATAM

LATAM represents and warrants to Delta that the statements contained in this Section 10.2 are true and correct as of the date of this Agreement and as of the Implementation Date (except to the extent expressly relating to a specific date, in which event it shall be true and correct as of such date).

10.2.1 Organization and Qualification. Each LATAM Affiliate is a duly incorporated and validly existing corporation, in good standing under the laws of the country of its incorporation, is an air carrier duly authorized to act as such by the government of such country, and holds all licenses, certificates and permits from all governmental and regulatory authorities necessary to perform its obligations hereunder. Each LATAM Affiliate has the requisite corporate power and authority to own, operate and lease the properties and assets it now owns, operates and leases, and to conduct its business as it is now being conducted, and to enter into this Agreement and each Implementing Agreement.

10.2.2 Authority. The execution, delivery and performance by each LATAM Affiliate of this Agreement and each Implementing Agreement have been duly authorized by all necessary corporate action. This Agreement and each Implementing Agreement have been duly executed and delivered by each LATAM Affiliate, and, assuming due authorization, execution and delivery by Delta, constitutes the legal, valid and binding obligation of such LATAM Affiliate, enforceable against such LATAM Affiliate in accordance with the terms and conditions hereof and thereof, except as may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally, or by equitable principles, whether applied in a proceeding in equity or law.

10.2.3 No Violation. Neither the execution nor the delivery by each LATAM Affiliate of this Agreement or any Implementing Agreement nor the performance of such LATAM Affiliate’s obligations hereunder or thereunder will: (a) contravene or conflict with or cause a default under (1) any Applicable Law binding on such LATAM Affiliate, or (2) any provision of the Certificate of Incorporation or the articles of association or bylaws of such LATAM Affiliate; (b) result in the creation of any lien on any asset of such LATAM Affiliate; or (c) result in the material breach of any agreement or instrument to which such LATAM Affiliate is a party or by which it is bound.

10.2.4 No Approvals. Except for the Required Approvals, neither the execution or delivery by any LATAM Affiliate of this Agreement or any Implementing Agreement nor the performance of such LATAM Affiliate’s obligations hereunder or thereunder requires the consent or approval of, or the giving of notice to, the registration with, the recording or filing of any documents with, or the taking of any other action in respect of, (a) any Competent Authority (provided that the representation with respect to this clause (a) is made to the best of LATAM’s knowledge), or (b) any trustee or holder of any indebtedness or any obligation of any LATAM Affiliate, any stockholder of any LATAM Affiliate, or any other person or entity having a contractual relationship with any LATAM Affiliate.

10.2.5 No Brokers. No LATAM Affiliate has employed any broker, agent or finder in connection with this Agreement or any transaction contemplated hereby, and no LATAM Affiliate is obligated to pay any commission, finder’s fee or other similar fee to any such party with respect thereto.

10.2.6 Reference Period Passenger and Cargo Contribution. The calculation of LATAM’s Passenger and Cargo Contribution for the Reference Period set forth in Schedule C, as and when finalized in accordance with Section 7.2.2, and all financial, operational and other information underlying such calculations will be true and correct in all material respects and can be reconciled to the applicable revenue and cost information set forth in LATAM’s Financial Systems for such period.

ARTICLE 11

TERM AND TERMINATION; LIQUIDATED DAMAGES

Section 11.1 Term

This Agreement shall become effective on the date of this Agreement and shall continue in effect unless terminated by either Party in accordance with this Article 11 (the “Term”). Either Party may terminate this Agreement for any reason, with or without cause, by providing at least                        months’ prior written notice to the other Party; provided that, except as set forth in Section 11.2, any such termination shall not be effective prior to the                       anniversary of the Implementation Date.

Section 11.2 Termination

Notwithstanding Section 11.1, this Agreement may be terminated as follows:

11.2.1 By mutual written agreement of the Parties;

11.2.2 By written notice of either Party if the Implementation Date has not occurred on or before                      ; provided, however, that the right to terminate this Agreement under this Section 11.2.2 shall not be available to a Party if such failure of the Implementation Date to have occurred on or before such date is the result of a breach of this Agreement by such Party or the failure of any representation or warranty of such Party contained in this Agreement to be true and correct;

11.2.3 By written notice of the non-defaulting Party in the event of a Material Default of this Agreement by the defaulting Party that has not been cured within                       days after receipt by such Party of written notice of such Material Default, which notice describes in reasonable detail the basis for such Material Default; provided that to the extent the Material Default is incapable of being cured within

[redacted] days but is capable of being remedied and the defaulting Party promptly commences to remedy (and diligently pursues the remedy of) the Material Default, such cure period shall be extended for a reasonable period not to exceed [redacted] days;

11.2.4 By written notice of a Party if [redacted]

11.2.5 By written notice of either Party if [redacted] any such termination to be effective on the date specified by the Party terminating this Agreement within [redacted] months after the date such Party provides written notice of termination to the other Party;

11.2.6 By written notice of either Party in the event (i) [redacted] (ii) [redacted], (iii) [redacted] or (iv) [redacted]

11.2.7 By written notice of either Party in the event of a Force Majeure event affecting the other Party that continues for more than [redacted] consecutive days; provided that such right of termination is exercisable only (i) [redacted] and (ii) [redacted]

11.2.8 By written notice of either Party [redacted]

11.2.9 By written notice of Delta if [redacted] within the immediately preceding [redacted] month period;

11.2.10 By written notice of either Party By written notice of either Party in the event (i) any Required Approval is revoked or materially altered by any Competent Authority with respect to either Party, or (ii) (A) any material part of this Agreement is, or shall become, or shall be declared illegal, invalid or unenforceable in any material jurisdiction, with such revocation, alteration, illegality, invalidity or unenforceability having a material adverse effect (materiality being judged in the context of this Agreement and the Implementing Agreements as a whole and also taking into account the comparable effects of any such revocation, alteration, illegality, invalidity or unenforceability on other airline alliances) on the benefits that would otherwise be available from this Agreement and the Implementing Agreements to the Party terminating this Agreement and (B) the Parties fail to reach an agreement for modification in accordance with Section 16.4;

11.2.11 By written notice of a non-defaulting Party to the defaulting Party in the event any of the Implementing Agreements has been terminated by the non-defaulting Party for Material Default in accordance with its terms; and

11.2.12 By written notice in accordance with Section 11.4.3.

Section 11.3 **Effect of Termination**

11.3.1 Notwithstanding anything herein to the contrary or in any Implementing Agreement, in the event this Agreement is terminated, any Party may by written notice to the other Party terminate any or all of the Implementing Agreements, such termination not to take effect prior to the day on which the termination of this Agreement becomes effective.

11.3.2 Upon any termination of this Agreement in accordance with the provisions hereof, each Party agrees to use its commercially reasonable efforts to minimize the cost of termination for the other Party and to minimize [redacted] and other potential adverse effects of such termination. Such transition plan shall include such [redacted] the Parties agree to continue in effect during such transition period and such [redacted] and other terms and conditions applicable thereto as the Parties may mutually agree. Notwithstanding the foregoing, for the avoidance of doubt, the effectiveness of any termination of this Agreement shall not be conditioned upon the Parties' reaching mutual agreement with respect to such transition plan.

11.3.3 Upon any termination of this Agreement in accordance with the provisions hereof, except for any provisions set forth herein that expressly survive such termination, all further obligations of the Parties shall become null and void, and no Party shall have any further rights, liabilities or obligations hereunder or with respect hereto; provided, however, that nothing contained herein shall (a) relieve any Party from liability for any breach of this Agreement arising prior to such termination, or (b) relieve any Party from paying any amounts payable hereunder with respect to the periods prior to the effective date of such termination. A Party's right to terminate this Agreement shall be in addition to any other rights or remedies, in law or equity, available to such Party.

Section 11.4 [redacted]

11.4.1 The Parties have entered into this Agreement as part of a transaction in which each Party commits to invest [redacted] in developing the Joint Venture. Each Party has relied on the benefits contemplated by this Agreement as the basis for its participation in the Joint Venture and willingness to forego business opportunities with other carriers. Each Party anticipates significant financial benefits from the arrangements contemplated by this Agreement.

11.4.2 The Parties each recognize that a [redacted]. However, it is difficult to ascertain [redacted] The Parties agree that, in the event of a [redacted]

[redacted] U.S. Dollars (US $1[redacted]).

11.4.3 Within [redacted] days after the earlier to occur of (i) [redacted] pursuant to this Section 11.4 [redacted] rty pursuant to Section 11.4.2 and (ii) [redacted] pursuant to this Section 11.4, each Party shall have the right to [redacted]

ARTICLE 12
INDEMNIFICATION

Section 12.1 **Operational Claims**

As used in this Agreement, the term "**Operational Claim**" or "**Operational Claims**" shall mean those claims of third parties arising out of or related to a Party's operations with respect to the Joint Venture in relation to the following:

12.1.1 claims for death of or injuries to passengers and employees of such Party or for loss of or damage to such passengers' and employees' baggage or personal property occurring while such passengers, employees, baggage and/or personal property are on an aircraft operated by such Party and/or are under the responsibility of, the control of or in the custody of or are being transported by such Party;

12.1.2 claims for delay, cancellation or failure to provide carriage of any passengers, baggage or cargo;

12.1.3 claims for damages, including death and bodily injury, or loss of or damage to property, to any third parties not carried on board the aircraft operated by such Party;

12.1.4 claims for loss of or damage to aircraft operated by such Party;

12.1.5 claims for Taxes, fees, charges, penalties and fines for which such Party is liable; and

12.1.6 claims related to the breach or violation by such Party of any obligation, agreement or instrument to which it is subject, to which it is a party or by which it is bound.

Section 12.2 **Indemnification**

12.2.1 Except as set forth in any Implementing Agreement, each Party (the "**Indemnifying Party**") shall indemnify and hold harmless the other Party, Affiliates of the other Party, and the directors, officers, employees, and agents of the other Party and its Affiliates (collectively the "**Indemnified Parties**") from and against all demands, claims, actions or causes of action, suits, assessments, losses, damages, liabilities, obligations, costs and expenses, including interest, fines, penalties, fees, out-of-pocket expenses, disbursements (including reasonable legal fees and expenses) and amounts paid in settlement (entered into in accordance with Section 12.3) incurred by any Indemnified Party (collectively, “Losses”) in connection with a claim asserted, or the commencement of any legal proceeding, whether groundless or not, by a third party relating to or arising out of:

12.2.1.1 a breach by the Indemnifying Party of any representation or warranty provided hereunder or under any Implementing Agreement;

12.2.1.2 a failure by the Indemnifying Party to perform its obligations hereunder or under any Implementing Agreement;

12.2.1.3 a claim that this Agreement or any Implementing Agreement conflicts with, contravenes, or will cause a breach or violation of, any agreement or instrument to which the Indemnifying Party is a party or by which it is bound; or

12.2.1.4 an Operational Claim arising out of or relating to the Indemnifying Party’s operations with respect to the Joint Venture;

except in each case to the extent arising out of or relating to the gross negligence or willful misconduct of, or breach of its obligations under this Agreement or any Implementing Agreement by, the other Party or any Indemnified Party.

Section 12.3 Indemnification Procedures

12.3.1 Upon receipt by an Indemnified Party of notice of a claim, or the commencement of any legal proceeding, by a third party that would reasonably give rise to an obligation to provide indemnification pursuant to this Article 12 (a “Claim”), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof (the “Claim Notice”); provided, however, that the failure of the Indemnified Party to do so shall not prevent any Indemnified Party from being indemnified for any Losses except to the extent that the failure to provide such prompt written notice materially damages or materially prejudices the Indemnifying Party’s ability to defend against such Claim. Any Claim Notice shall set forth a description in reasonable detail of the basis for such Claim. The Indemnified Party shall enclose with the Claim Notice a copy of all papers served with respect to such Claim, if any, and any other documents reasonably evidencing such Claim.

12.3.2 In the event the Indemnifying Party receives a Claim Notice pursuant to Section 12.3.1, the Indemnifying Party shall notify the Indemnified Party within                  Business Days after its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 12.2. If the Indemnifying Party confirms in writing to the Indemnified Party within                  Business Days after receipt of the Claim Notice the Indemnifying Party’s responsibility to indemnify, defend and hold harmless the Indemnified Party therefor, the Indemnifying Party may elect to assume control over the compromise or defense of such Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, which counsel will be reasonably satisfactory to the Indemnified Party. If the Indemnifying Party so elects to assume control over the compromise and defense of such Claim, the Indemnifying Party shall within such               Business Days (or sooner, if the nature of the asserted Claim so requires) notify the Indemnified Party of such Indemnifying Party’s intent to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Claim; provided, however, that: (i) the Indemnified Party may, if such Indemnified Party so desires, employ counsel at such Indemnified Party’s own expense to assist and participate in the handling (but not control the defense) of any Claim; (ii) the Indemnifying Party shall keep the Indemnified Party advised of all material events with respect to any Claim; and (iii) the Indemnifying Party will not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment in any pending or threatened legal proceeding in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is a party to such legal proceeding), (A) unless such settlement, compromise or consent by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Claim and includes a complete and unconditional release of all Indemnified Parties from all liability arising out of such Claim or legal proceeding as well as no admission of wrongdoing on behalf of any Indemnified Party, and (B) to the extent such judgment, compromise, consent or settlement provides for equitable relief that adversely effects an Indemnified Party.

12.3.3 Notwithstanding anything contained herein to the contrary, the Indemnifying Party shall not be entitled to have, subject to this Article 12, control over (and if it so desires, the Indemnified Party shall have, subject to this Article 12, control over) the defense, settlement, adjustment or compromise of (but, subject to this Article 12, the Indemnifying Party shall nevertheless be required to pay all Losses incurred by the Indemnified Party in connection with such defense, settlement or compromise if and to the extent liable under the terms of this Article 12): (i) any Claim that seeks an order, injunction or other equitable relief against any Indemnified Party or any of its Affiliates; (ii) any Claim in which both the Indemnifying Party and the Indemnified Party are named as parties and either the Indemnifying Party or the Indemnified Party determines in its reasonable judgment with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that an actual or potential conflict of interest between such parties may exist in respect of such legal proceeding; or (iii) any Claim in which the Indemnifying Party does not elect or is otherwise not permitted to assume control or, after assuming such control, fails to diligently defend against such Claim in good faith (it being agreed that settlement of such Claim in accordance with this Article 12 does not constitute such a failure to defend); provided, however, that no Indemnified Party will, without              Business Days prior written notice to the Indemnifying Party, settle or compromise or consent to the entry of any judgment in any pending or threatened action in respect of which indemnification may be sought hereunder (whether or not any such Indemnifying Party is a party to such action).

12.3.4 In the event that an Indemnifying Party is prevented from assuming the defense due to clauses (i) or (ii) of Section 12.3.3, the following shall apply (i) the Indemnifying Party may, if such Indemnifying Party so desires, employ counsel at such Indemnifying Party’s own expense to assist and participate in the handling (but not control the defense) of any Claim; (ii) the Indemnified Party shall keep the Indemnifying Party advised of all material events with respect to such Claim; and (iii) the Indemnified Party shall diligently defend in good faith (it being agreed that settlement of such Claim does not constitute a failure to defend) such Claim.

12.3.5 In the event that the Indemnifying Party did not elect to assume the defense, or is otherwise prohibited from assuming the defense, of such Claim in accordance with Section 12.3.2 and subsequent to the time periods set forth in Section 12.3.2, the Indemnifying Party (A) confirms in writing to the Indemnified Party the Indemnifying Party’s responsibility to indemnify, defend and hold harmless the Indemnified Party therefore, and (B) reimburses the Indemnified Party for all out-of-pocket Losses theretofore incurred by such Indemnified Party with respect to such Claim, then the Indemnifying Party shall be entitled to assume control over the compromise or defense of such Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, which counsel will be reasonably satisfactory to the Indemnified Party. If the Indemnifying Party so elects to assume control over the compromise and defense of such Claim, the Indemnifying Party shall provide the Indemnified Party written notice of such Indemnifying Party’s intent to do so, and the Indemnified Party shall and shall cause each of its Affiliates to cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Claim; provided, however, that: (i) the Indemnified Party may, if such Indemnified Party so desires, employ counsel at such Indemnified Party’s own expense to assist and participate in the handling (but not control the defense) of any Claim; (ii) the Indemnifying Party shall keep the Indemnified Party advised of all material events with respect to any such Claim; and (iii) no Indemnifying Party will, without the prior written consent of each Indemnified Party (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment in any pending or threatened legal proceeding in respect of which indemnification may be sought hereunder (whether or not any such Indemnified Party is a party to such legal proceeding), (A) unless such settlement, compromise or consent by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Claim and includes a complete and unconditional release of all such Indemnified Parties from all liability arising out of such claim or legal proceeding as well as no admission of wrongdoing on behalf of the Indemnified Parties, and (B) to the extent such judgment, compromise, consent or settlement provides for equitable relief which adversely effects an Indemnified Party.

12.3.6 In connection with any defense of a Claim (whether by the Indemnifying Parties or the Indemnified Parties), each Party shall cooperate in the defense or prosecution thereof and in good faith retain and furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by the other Party in connection therewith.

Section 12.4 Indemnification Payment

If any Indemnified Party becomes entitled to indemnification from an Indemnifying Party pursuant to this Agreement, such indemnification payment will be made in cash (in United States Dollars) upon demand.

ARTICLE 13
LIMITATION OF LIABILITY

Section 13.1 Limitation of Liability

13.1.1Without prejudice to any liability for breach of any representation or warranty set forth herein or any claim of fraudulent misrepresentation or fraudulent misstatement, the only rights or remedies in relation to any representation, warranty, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this Agreement or any Implementing Agreement are pursuant to this Agreement, and for the avoidance of doubt and without limitation, neither Party has any right or remedy (whether by way of a claim for contribution or otherwise) in tort (including negligence).

13.1.2 EXCEPT AS PROVIDED IN SECTION 13.1.3, NEITHER PARTY WILL BE LIABLE FOR ANY CONSEQUENTIAL, PUNITIVE, SPECIAL OR EXEMPLARY DAMAGES, INCLUDING LOST PROSPECTIVE ECONOMIC ADVANTAGE, LOST REVENUE, LOST PROFITS, ANTICIPATED SAVINGS OR GOODWILL ARISING FROM ANY PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT OR ANY IMPLEMENTING AGREEMENT, OR ANY TERMINATION OF THIS AGREEMENT OR ANY IMPLEMENTING AGREEMENT, EVEN IF SUCH PARTY KNEW OR SHOULD HAVE KNOWN OF THE EXISTENCE OF SUCH DAMAGES, AND WHETHER OR NOT BASED ON CONTRACT, TORT, WARRANTY CLAIMS OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT OR ANY IMPLEMENTING AGREEMENT AND/OR THE PRODUCT, OR SERVICES PROVIDED THEREUNDER, AND EXCEPT AS PROVIDED IN SECTION 13.1.3, EACH PARTY HEREBY RELEASES AND WAIVES ANY CLAIMS AGAINST THE OTHER PARTY REGARDING SUCH DAMAGES. ACCORDINGLY, EXCEPT AS PROVIDED IN SECTION 13.1.3, A PARTY MAY ONLY RECOVER ANY ACTUAL, DIRECT AND IDENTIFIABLE DAMAGES WITH RESPECT TO SUCH MATTERS OR LIQUIDATED DAMAGES IN ACCORDANCE WITH THE PROVISIONS HEREOF.

13.1.3 [redacted]

ARTICLE 14
CONFIDENTIALITY

Section 14.1 **Confidential Information**

14.1.1 In connection with this Agreement, any Implementing Agreement or the arrangements contemplated hereunder or thereunder, or otherwise, each of the Parties will make available to the other certain confidential information concerning such Party, its Affiliates and Contract Carriers. Any such information (whether prepared by the Discloser, its Representatives or otherwise and irrespective of the form of communication) furnished to the Recipient now or in the future by or on behalf of the Discloser in connection with this Agreement, any Implementing Agreement or any transactions or arrangements contemplated hereunder or thereunder is hereinafter referred to as "**Confidential Information.**" The term "Confidential Information" also shall be deemed to include any notes, analyses, compilations, studies, interpretations or other documents prepared by the Recipient to the extent that they contain, reflect or are based upon, in whole or in part, Confidential Information furnished to the Recipient in connection with this Agreement, any Implementing Agreement or any transactions or arrangements contemplated hereunder or thereunder. As used in this Article 14, a Party's "**Representatives**" shall include the directors, officers, employees, agents, Affiliates, partners or advisors of such Party and those of its subsidiaries, affiliates and/or divisions (including attorneys, accountants, consultants, bankers and financial advisors).

14.1.2 The term "Confidential Information" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Recipient prohibited by this Article 14, (ii) was within the Recipient's possession prior to its being furnished to the Recipient by or on behalf of the Discloser pursuant hereto; provided that the source of such information was not bound by an obligation of confidentiality to the Discloser with respect to such information, (iii) becomes available to the Recipient on a non-confidential basis from a source of such information which source was not bound by an obligation of confidentiality to the Discloser with respect to such information, or (iv) is independently developed by the Recipient without the use of any other Confidential Information.

14.1.3 In addition, the Parties expressly acknowledge and agree that (i) the terms and conditions of this Agreement and each Implementing Agreement (other than information required to be disclosed for the performance of a Party's obligations hereunder or thereunder), (ii) any data or other information pertaining to the Joint Venture and (iii) any reports, invoices, notices or other communications between the Parties provided hereunder or under an Implementing Agreement or in connection herewith or therewith (in each case excluding (A) names, addresses, account numbers and other information relating to a Party's customers or members of a Party's frequent flyer program and (B) any information to the extent relating solely to a Party's own operations, assets, properties, programs or business, which in each case shall constitute Confidential Information of such Party) shall constitute Confidential Information of both Parties.

Section 14.2 Use of Confidential Information

14.2.1 The Recipient agrees that it shall use the Confidential Information of the Discloser solely in connection with the Joint Venture, any activities related thereto, and the Parties’ Joint Venture Operations and for no other purpose, and it will not disclose or otherwise make available such Confidential Information in any manner to any Person other than the Recipient’s Representatives, except (i) with the consent of the Discloser, (ii) as may be required to obtain the Required Approvals necessary to implement this Agreement so long as any such disclosure includes a request for confidential treatment in accordance with Applicable Law, and (iii) as otherwise required by Applicable Law.

14.2.2 In the event that the Recipient is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information of the Discloser or both Parties, the Recipient shall, to the extent permitted by Applicable Law, provide the Discloser with prompt written notice of any such request or requirement so that the Discloser may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Article 14. If, in the absence of a protection order or other remedy or the receipt of a waiver by the Discloser, the Recipient is nonetheless, after consultation with legal counsel, required to disclose such Confidential Information, the Recipient may, without liability hereunder, disclose only that portion of the Confidential Information which is legally required to be disclosed; provided that the Recipient uses its reasonable best efforts at the Discloser’s request and expense to preserve the confidentiality of the Confidential Information, including by cooperating with the Discloser at the Discloser’s request and expense to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

14.2.3 Each Party shall be responsible for any breach by its Representatives of the provisions set forth in this Article 14.

Section 14.3 Termination

14.3.1 Upon termination of this Agreement, each Party shall, within               days after such expiration or termination, either deliver to the other Party, or destroy, all of the other Party’s Confidential Information (including all copies thereof, other than copies of this Agreement) then in its possession and shall purge all copies thereof encoded or stored on magnetic or other electronic media or processors; provided, however, that neither Party shall be required to purge or destroy any Confidential Information for so long as such Confidential Information is reasonably necessary for the continued administration and operation of its respective business or operations or is reasonably necessary in connection with the resolution of any disputes which may have at the time arisen pursuant to the terms of this Agreement or is required in connection with any Implementing Agreement which continues following termination of this Agreement; provided, further, that any Confidential Information not purged or destroyed pursuant to the preceding proviso shall be purged or destroyed as soon as it is no longer reasonably necessary for such purposes; and provided, further, that each Party may retain specified information as may otherwise be provided in this Agreement.

14.3.2 Notwithstanding Section 14.3.1, if it is not feasible for a Party to deliver or destroy any portion of the other Party’s Confidential Information required to be delivered or destroyed under the foregoing provisions of this Section 14.3 because of non-segregable melding of such information that would be harmful to such Party’s operations, or where it is otherwise impracticable to destroy such Confidential Information, then such Party will not be obligated to deliver or destroy such Confidential Information, but such Party will notify and identify to the other Party (with as much specificity as is reasonably practicable) the Confidential Information which is incapable of being delivered or destroyed and may retain such Confidential Information, subject always to the duties of confidentiality in respect of such Confidential Information contained in this Article 14.

ARTICLE 15

DATA SECURITY AND PRIVACY; PROPRIETARY RIGHTS

Section 15.1 Data Security and Privacy

During the Term and thereafter for so long as either Party maintains in its possession or control any personal data of the other Party, each such Party shall comply with the provisions of the Data Security and Processing Agreement as it relates to such data.

Section 15.2 Proprietary Rights

15.2.1 General. The Parties acknowledge and agree that each of them and their respective Affiliates have invested significant resources into developing, establishing, and maintaining their respective tangible and intangible proprietary assets. This Section 15.2 sets forth the relative rights and obligations of the Parties with respect to such assets in the context of the activities contemplated by this Agreement. In the event of a conflict between this Section 15.2 and other provisions of this Agreement or any Implementing Agreement, the provisions of this Section 15.2 shall control.

15.2.2 Ownership of Intellectual Property; Improvements. Except for the rights expressly granted in this Section 15.2 or pursuant to a separate written agreement between the Parties, each Party retains all of its right, title and interest in and to all of its Intellectual Property and that of its Affiliates, and nothing in this Agreement or the arrangements contemplated hereby shall transfer or convey to the other Party any right, title or interest in such Intellectual Property. Each Party shall use commercially reasonable efforts to refrain from taking any action that infringes, jeopardizes, undermines or reduces the value of, or in any way dilutes, the other Party’s ownership of or other rights in its Intellectual Property. Except as expressly set forth in this Section 15.2, no license, either express or implied, is granted by a Party under this Agreement to use its Intellectual Property, and if any such license is granted by one Party to the other in the future, it shall be memorialized in writing between the Parties identifying the specific Intellectual Property of a Party subject to such license. The Parties do not intend to jointly develop or create any Intellectual Property under or in connection with this Agreement, and if the Parties at any time anticipate doing so, before creating any such joint Intellectual Property, they will negotiate in good faith a separate, written understanding regarding the joint development of such Intellectual Property.

15.2.3 Marks.

15.2.3.1 Neither Party will, without the other Party’s prior written consent in each instance, (i) use in advertising, publicity or marketing communications of any kind the name or Marks of the other Party, or (ii) represent, directly or indirectly, that any product or service provided by a Party has been approved or endorsed by the other Party. Each Party grants to the other Party a                                                                                                        right and license to use the other Party’s Marks for the purpose of promoting the activities contemplated by this Agreement or any Implementing Agreement subject to the following conditions:

(i)	each Party agrees to use the Marks of the other Party only as approved in writing by such other Party;

(ii)	each Party agrees that the use of the other Party’s Marks shall not be derogatory nor likely to bring the same into disrepute;

(iii)	each Party agrees that any and all rights or goodwill arising as a result of the use of the other Party’s Marks shall inure solely to the benefit of such other Party;

(iv)	each Party shall, in all cases, be the sole judge in determining the acceptability of both the quality and presentation of advertising and promotional materials using its Marks;

(v)	each Party agrees that it will not assert, directly or indirectly, any right, title, or interest in, or to, the other Party’s Marks or register or attempt to register any trademarks, trade names or other proprietary indicia confusingly similar to the Marks of the other Party;

(vi)	the use of a Party’s Marks in conjunction with the other Party’s Marks shall not create a unitary or composite mark;

(vii)	each Party shall cooperate with each other Party in controlling and protecting such other Party’s Marks and the goodwill attached thereto by reproducing appropriate trademark or copyright notices as requested by such other Party in writing;

(viii)	if a Party identifies a suspected infringement of the other Party’s Marks by a third party, such Party will promptly notify the other Party and provide pertinent details regarding the suspected infringement; and

(ix)	each Party shall have the exclusive right to sue or take other action against infringers of its Marks, and the other Party shall not have any claim to the proceeds (or any portion thereof) of any such lawsuits or other actions or settlements related thereto but such other Party shall, upon the request of such Party and at such Party’s reasonable expense, reasonably assist such Party in the investigation of, and any legal action related to, any such infringement.

15.2.3.2 Upon termination of this Agreement, each Party shall immediately discontinue any and all use of the other Party’s Marks and shall not thereafter use any expression in connection with any business in which such Party may thereafter be engaged which, in the reasonable judgment of the other Party so nearly resembles its Marks as may be likely to lead to confusion or uncertainty on the part of the public. Notwithstanding the foregoing, the Parties acknowledge that materials incorporating the other Party’s Marks placed in circulation while the Agreement is in effect, including but not limited to materials posted to social media sites during such period, may remain in circulation following the termination of this Agreement, that such post-termination circulation shall not be a breach of the provisions of this Section 15.2, and that a Party shall not be required to recall or remove any materials incorporating the other Party’s Marks that are no longer within such Party’s possession, custody or control.

15.2.4 Termination. Upon termination of this Agreement, the rights granted under this Section 15.2 shall cease, and each Party shall, within                 days after such expiration or termination, return to the other Party such Intellectual Property of the other Party then in its possession or control and shall, except where otherwise required by Applicable Law or as contemplated by the last sentence of Section 15.2.3.2, purge all copies thereof encoded or stored on magnetic or other electronic media or processors.

15.2.5 Affiliates; Contractors. Delta and LATAM shall each cause their respective Affiliates, Representatives and contractors to abide by the terms set forth in this Section 15.2.

ARTICLE 16
MISCELLANEOUS

Section 16.1 Notices

All notices, reports, approvals, consents and other communications required or permitted hereunder to be given to or made upon a Party shall be in writing and shall be considered as properly given if addressed as provided below and delivered (i) by hand, (ii) by overnight courier service, (iii) by certified or registered mail, or (iv) with respect to notices to the CEOs, Leadership Team and Working Groups, by e-mail. Unless otherwise provided herein, any notice or other document delivered hereunder shall be deemed to have been delivered upon receipt, or (A) if sent by email, on the date of the generation of the receipt notice by the recipient’s server or a written response from the recipient, or (B) if received after the close of normal business hours in the place of delivery, on the immediately succeeding Business Day in such place. For the purposes of notice, the addresses of the Parties shall be as set forth below; provided, however, that a Party shall have the right to change its address for notice to any other location by giving at least                Business Days’ prior written notice to the other Party in the manner set forth in this Section 16.1.

For Delta:

Delta Air Lines, Inc.

1030 Delta Boulevard

Department 761

Atlanta, GA 30320, USA

Attention: Senior Vice President – Alliances

Phone: +1-404 715-2874

E-mail: perry.cantarutti@delta.com

with a copy to:

Delta Air Lines, Inc.

1030 Delta Boulevard

Department 981

Atlanta, GA 30320, USA

Attention: Chief Legal Officer

Phone: +1-404-715-5747

E-mail: peter.carter@delta.com

For LATAM:

LATAM Airlines Group S.A.

Presidente Riesco 5711, 17th floor

Las Condes, Santiago, Chile

Attention: Senior Vice President – Strategic Alliances

E-mail: soledad.berrios@latam.com

with a copy to:

LATAM Airlines Group S.A.

Presidente Riesco 5711, 19th floor

Las Condes, Santiago, Chile

Attention: Chief Legal Officer

E-mail: jmencio@latam.com

Section 16.2 Amendments

This Agreement may be amended or modified only by a written instrument duly executed and delivered by or on behalf of each Party.

Section 16.3 Taxes

16.3.1 Payment of Taxes. Each Party shall be responsible for the payment of any and all taxes payable under Applicable Law based upon or measured by its gross or net income or gross or net receipts. The Parties shall continue to be responsible for the payment of any taxes that they would otherwise pay if the Joint Venture arrangement did not exist. This Agreement does not change the obligation or liability of either Party to timely collect and remit any fees and taxes required to be collected from passengers in connection with the sale of air transportation, including transportation taxes, government user fees, value-added taxes, security fees or other taxes or government imposed fees.

16.3.2 Tax Treatment. Nothing in this Agreement is intended or shall be construed to constitute a transfer of any assets or create or establish any partnership, joint venture or any other separate incorporated or unincorporated entity or fiduciary relationship between the Parties for tax purposes in the U.S., Canada, any country in South America or any other country where provisions of this Agreement may need to be implemented. Further, unless required by Applicable Law, no Party will make any tax election, file a declaration and/or statement or tax return which is or may be construed to be inconsistent with the intent of both Parties to not create a partnership or other entity for tax purposes in any jurisdiction (whether national, provincial, state or local subdivision) in any country. The Parties shall promptly consult from time to time with respect to appropriate disclosure by the Parties and in response to any tax audit in which tax aspects of this Agreement are subject to review. The Parties hereby acknowledge and agree that, for income tax purposes, the Parties believe that any income resulting from any Cash Settlement under this Agreement constitutes income derived from the international operation of aircraft.

16.3.3 Tax Withholding. All payments under this Agreement shall be made free and clear and without deduction or withholding on account of taxes except to the extent any such deduction or withholding is required under Applicable Law, in which event no gross-up payment in regard to any amount so deducted or withheld shall be required. In the event that the Paying Party is required by Applicable Law to deduct or withhold tax from any payment under this Agreement, such Paying Party shall (A) promptly notify the Receiving Party of such requirement and the legal basis thereof; (B) pay to the relevant taxing authorities the amount so deducted or withheld; and (C) provide the Receiving Party a tax receipt or tax certificate evidencing payment to such authorities; provided that, before making any such deduction or withholding, the Paying Party shall give the Receiving Party notice of the intention to make such deduction or withholding (such notice, which shall include the authority, basis and method of calculation for the proposed deduction or withholding, shall be given at least a reasonably period of time before such deduction or withholding is required, in order for such Receiving Party to obtain reduction of or relief from such deduction or withholding). Each Party agrees to cooperate, and cause its Affiliates to cooperate, with the other Party in claiming refunds or exemptions from such deductions or withholdings to the extent permitted under Applicable Law, including under any relevant agreement or treaty which is in effect. In the event that a liability is imposed by a taxing authority upon the Paying Party in respect of a failure to withhold U.S. federal, state, or local taxes on an amount payable or allocable to the Receiving Party under this Agreement, the Receiving Party shall indemnify and hold harmless the Paying Party from any and all liabilities, claims and losses with respect to such failure to withhold, provided that (i) the Paying Party shall notify the Receiving Party promptly upon the receipt of any claim from a taxing authority which might give rise to an indemnification under this Section 16.3.4 (although the Paying Party’s delay in promptly notifying the Receiving Party shall only reduce the Receiving Party’s liability to indemnify the Paying Party to the extent that the Receiving Party is prejudiced by such delay); (ii) the Receiving Party shall be entitled to participate, at its own expense, and with counsel of its choosing, in the defense of any claim which may give rise to liability under this Section 16.3.4; (iii) the Paying Party may not settle any liability with a taxing authority to the extent such settlement would create a liability for the Receiving Party under this Section 16.3.4 without the prior written consent of the Receiving Party, which consent will not be unreasonably withheld, conditioned or delayed.

16.3.4 Tax Documentation. Each Party has provided a properly completed and duly executed IRS Form W-9 or applicable Form W-8 to the other Party. Each Party and any other recipient of payments under this Agreement shall provide to the other Party at the time or times reasonably requested by such other Party or as required by Applicable Law, such properly completed and duly executed documentation (for example, IRS Forms W-8 or W-9) in the form required by the relevant tax authorities as will permit payments made under this Agreement to be made without or at a reduced rate of withholding for taxes.

16.3.5 Indirect Taxes. All references in this Agreement to payments between the Parties are references to such payment exclusive of sales, use, value-added, consumption and other similar taxes, including interest and penalties thereon (collectively, “Indirect Taxes”) chargeable in respect of the supply of goods or services for which payment has been made, or consideration is deemed to be made. The Party making such payment shall be liable for and shall pay any such Indirect Taxes. Any refund or credit in respect of any such Indirect Taxes shall be for the benefit of the Party bearing the cost of such Indirect Taxes as set forth herein. The Parties shall cooperate and shall cause their respective Affiliates to cooperate in accordance with Applicable Law, including providing such information and documents as reasonably requested by the other Party to minimize any Indirect Taxes in accordance with Applicable Law and to claim any refund or credit in respect of Indirect Taxes incurred in connection with payments made under this Agreement.

16.3.6 Cooperation. Each Party agrees to consult with the other Party prior to, or prior to any of such Party’s Affiliates, seeking any formal or informal tax ruling from, or disclosing any tax opinion or other material tax advice with respect to this Agreement to, any governmental taxing authority. Each Party shall promptly notify the other Party upon receipt of written notice of any inquiries, claims, assessments, audits or similar events with respect to taxes relating to this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Except as provided in Section 16.3.4, each Party shall have sole control of the conduct of and retain the rights and obligations (if any) as are provided for under any Applicable Law with respect to any Tax Matter in respect of such Party’s tax returns (the “Controlling Party”), provided that the Controlling Party shall keep the other Party reasonably informed of the progress of any Tax Matter and shall not bind the other Party with respect to any Tax Matter. The non-Controlling Party shall cooperate with the Controlling Party to provide information and assist in respect of the Tax Matter as is reasonably requested by the Controlling Party.

16.3.7 Survival. The provisions of this Section 16.3 shall survive the termination of this Agreement (a) for the applicable statute of limitations in respect of taxes incurred in connection with this Agreement, and (b) for the duration of any Tax Matter arising under this Agreement if still ongoing at the expiration of the applicable statutory time limit, and shall apply to any successors or additional parties to this Agreement.

Section 16.4 Severability

Each provision of this Agreement and each Implementing Agreement shall be valid and enforced to the fullest extent permitted by Applicable Law. If any part of this Agreement or any Implementing Agreement is, or becomes illegal, invalid or unenforceable under Applicable Law, the Parties shall be relieved from their obligation to comply with this Agreement or such Implementing Agreement, as the case may be, for such time only to the extent necessary to avoid such illegality, invalidity or unenforceability in the jurisdiction in question, and this Agreement or such Implementing Agreement shall otherwise remain in full force and effect, and such contravention, illegality, invalidity or unenforceability shall not in any way whatsoever prejudice or affect the remaining parts of this Agreement or such Implementing Agreement, which shall continue in full force and effect; provided that if, in the reasonable opinion of either Party, any such severance materially affects the commercial basis of this Agreement and the Implementing Agreements considered as a whole, such Party shall so inform the other Party, whereupon the Parties shall negotiate in good faith regarding a mutually agreeable amendment to this Agreement and any applicable Implementing Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions and rights and obligations contemplated by this Agreement and the Implementing Agreements are consummated and performed as originally contemplated to the greatest extent possible.

Section 16.5 **Non-Waiver**

No waiver of any provisions hereof shall be effective unless in writing and signed by the Party alleged to have waived such provision. Any single waiver shall not operate to waive subsequent or other defaults. No failure to exercise and no delay in exercising, on the part of either Party, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Applicable Law. The failure of either Party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect.

Section 16.6 **Assignment**

No Party may assign or otherwise transfer any of its rights or obligations under this Agreement to any other person or entity without the prior written consent of the other Party. Any purported assignment or transfer of this Agreement without such consent shall be void and of no effect.

Section 16.7 **Governing Law; Dispute Resolution**

16.7.1 This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) shall in all respects be governed by and interpreted in accordance with the laws of the State of New York (without regard to principles of conflicts of law) including all matters of construction, validity and performance applicable to contracts made and to be performed therein.

16.7.2 The Parties shall attempt to resolve disputes informally in accordance with the provisions of this Section 16.7.2. Upon the written request of one Party to the other Party (a "**Dispute Notice**"), the Parties will submit the dispute to [redacted] Statements, reports, information and discussions between the Parties during informal dispute resolution shall not constitute a waiver of, or prejudice or limit either Party's rights or remedies with respect to the dispute(s) addressed therein or a limit on the claims or positions of either Party, unless a written settlement is agreed.

16.7.3 In the absence of amicable settlement of a dispute within a period of                     days from receipt of a Dispute Notice, the Parties agree that all legal proceedings arising out of the construction, validity or performance of this Agreement or any Implementing Agreement shall be brought in the United States District Court for the Southern District of New York and the courts of the State of New York located in New York (Manhattan) County, and each Party agrees that the aforesaid courts shall be the exclusive original forum for any such action and hereby irrevocably consents to the jurisdiction of such courts. The Parties agree that any litigation relating directly or indirectly to this Agreement must be determined by a judge sitting alone and both Parties hereby expressly agree to waive any and all rights to a jury trial.

Section 16.8 Counterparts

This Agreement may be executed in one or more counterparts all of which taken together will constitute one and the same instrument.

Section 16.9 Entire Agreement

Delta and each LATAM Affiliate acknowledge and agree that this Agreement, the Framework Agreement, the Country JV Implementing Agreements and the Implementing Agreements are intended to be construed as a single, integrated agreement for all purposes, including without limitation under Section 365 of the U.S. Bankruptcy Code, 11 U.S.C. § 101 et seq., related to the strategic alliance as contemplated in the Framework Agreement and the Joint Venture as contemplated in this Agreement. The Parties have agreed to the Joint Venture as a single transaction, and each element thereof, including this Agreement, the Framework Agreement, each Country JV Implementing Agreement, and each Implementing Agreement, represents an essential, necessary and interrelated component that was necessary for Delta and LATAM to agree to the Joint Venture. To the extent there is any conflict between this Agreement, the Framework Agreement, any Country JV Implementing Agreement and any Implementing Agreement, the provisions of this Agreement shall govern.

Section 16.10 No Third-Party Beneficiaries

This Agreement is for the benefit of the Parties and is not intended to confer any rights or benefits on any third party.

Section 16.11 Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns.

Section 16.12 Force Majeure

Neither Party shall be liable in respect of any failure to fulfill its obligations under this Agreement (other than any obligation to pay money hereunder) if such failure is due to Force Majeure. In any such case the obligation of the affected Party to perform such obligations will be suspended or limited (to the extent circumstances prevent performance) until such circumstances shall have ceased and, except as expressly set forth in Section 7.1 and Schedule C, neither Party shall be obligated to pay any damage or cost of whatever kind (except for any accrued rights and liabilities) in respect of such affected obligations. If either Party is affected by Force Majeure, it shall immediately (but in any event, within three (3) Business Days) notify, in writing, the other Party of the nature and extent of the circumstances in question and in such case the Parties shall discuss and agree on the action to be taken.

Section 16.13 Specific Performance

The Parties acknowledge and agree that irreparable damage would occur in the event there is a breach or threatened breach of the provisions of this Agreement, including Section 5.4 (Joint Venture Governance Regarding Third Party Cooperation), Article 8 (Competing Operations), and Article 14 (Confidentiality), and that monetary damages, even if available, would not be an adequate remedy therefore. It is accordingly agreed that, prior to the termination of this Agreement in accordance with Article 11, the Parties shall be entitled to an injunction or injunctions or other equitable or preventative relief against the other Party and its representatives and agents to prevent a breach or threatened breach of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy). Nothing herein shall be construed as a waiver of any other legal or equitable remedies which may be available to a Party in the event of a breach or threatened breach of the provisions of this Agreement and such Party may pursue any other such remedy including the recovery of damages. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 16.14 Further Assurances

Each Party will cooperate fully with the other Party and shall do and perform such further acts and execute and deliver such further instruments and documents at such Party’s expense, as may be required by Applicable Law, or may be reasonably requested by the other Party to carry out and effectuate the purposes of this Agreement.

Section 16.15 Independent Contractor

Each Party is an independent contractor. Nothing in this Agreement or any Implementing Agreement is intended or shall be construed to create or establish any agency relationship (except to the extent a Party is expressly in writing designated to serve as agent for the other Party), partnership or fiduciary relationship between the Parties.

Section 16.16 Other

16.16.1 Unless otherwise specified in this Agreement, all references in this Agreement to “herein”, “hereof”, “hereto”, “hereby” and “hereunder” shall be deemed references to this Agreement as a whole and not to any particular article, section, subsection, paragraph, sentence or clause of this Agreement. Unless otherwise specified in this Agreement, references herein to “including” or “include” shall mean “including without limitation” or “include without limitation”, respectively.

16.16.2 All Schedules and attachments to this Agreement are incorporated herein and made a part hereof for all purposes.

16.16.3 The section headings and captions appearing in this Agreement have been inserted as a matter of convenience and in no way define, limit or enlarge the scope of this Agreement or any of the provisions hereof.

16.16.4 This Agreement is the product of negotiations between the Parties and shall be construed as if jointly prepared and drafted by them, and no provision hereof shall be construed for or against any Party by reason of ambiguity in language, rules of construction against the drafting Party, or similar doctrine.

Section 16.17 Costs and Expenses

Each Party shall bear its own costs and expenses, including the fees and expenses of its legal and other advisers and VAT or any similar tax on such fees and expenses, incurred in connection with the establishment of the Joint Venture pursuant to this Agreement including:

16.17.1 the negotiation, documentation and execution of this Agreement, any Implementing Agreement and any other documents referred to in this Agreement or ancillary or incidental thereto; and

16.17.2 the negotiation, documentation and execution of all supplements, waivers, and variations of this Agreement, any Implementing Agreement or any other documents referred to in this Agreement or ancillary or incidental thereto.

Section 16.18 Survival

Articles 1, 7 (to the extent relating to amounts owed with respect to the Term), 12, 13, 14, 15 and 16, Schedule A and Schedule C (to the extent relating to amounts owed with respect to the Term) shall survive the expiration or termination of this Agreement. The obligations of a Recipient and the rights of a Discloser under Article 14 shall survive the expiration or termination of this Agreement or, where applicable, an Implementing Agreement for a period of                years and the provisions of Section 16.3 shall survive for the period specified in Section 16.3.7.

Section 16.19 Public Announcements

Media releases, public announcements or disclosures, and promotional or marketing materials relating to this Agreement, any Implementing Agreement, or the subject matter hereof or thereof, shall be coordinated with and approved by the Parties prior to their release. No Party shall unreasonably withhold approval of such releases.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names and on their behalf by their respective officers duly authorized, on the day and year first written above.

EXECUTED on behalf of Delta and each LATAM Affiliate:

[The remainder of this page is intentionally left blank]

Signature Page to the Trans-American Joint Venture Agreement

DELTA AIR LINES, INC.

By:
Name:
Title:

Signature Page to the Trans-American Joint Venture Agreement

LATAM AIRLINES GROUP S.A.

By:	/s/ Roberto Alvo
Name:	Roberto Alvo
Title:	CEO

LATAM AIRLINES GROUP S.A.

By:	/s/ (A) SOLEDAD BERRIOS VALDIVIESO
Name:	(A) SOLEDAD BERRIOS VALDIVIESO
Title:	SVP Strategic Alliances

Signature Page to the Trans-American Joint Venture Agreement

TAM LINHAS AÉREAS S.A.

By:	/s/ Jerome Cadier
Name:	Jerome Cadier
Title:	CEO Latam Brasil

TAM LINHAS AÉREAS S.A.

By:	/s/ JEFFERSON CESTARI
Name:	JEFFERSON CESTARI
Title:	HR Director

Signature Page to the Trans-American Joint Venture Agreement

LATAM AIRLINES PERÚ S.A.

By:	/s/ Manuel Van Oordt
Name:	Manuel Van Oordt
Title:	Chief Executive Officer

LATAM AIRLINES PERÚ S.A.

By:
Name:
Title:

Signature Page to the Trans-American Joint Venture Agreement

TRANSPORTES AEREOS DEL MERCOSUR S.A., D/B/A TAM MERCOSUR

By:	/s/ Enrique Alcaide
Name:	Enrique Alcaide
Title:	Director Ejecutivo

TRANSPORTES AEREOS DEL MERCOSUR S.A., D/B/A TAM MERCOSUR

By:	/s/ Diego Martinez
Name:	Diego Martinez
Title:	Gerente Administracion, Finanzas y RRHH

Signature Page to the Trans-American Joint Venture Agreement

AEROVIAS DE INTEGRACION REGIONAL, AIRES S.A., D/B/A LAN COLOMBIA

By:	/s/ Erika Zarante
Name:	Erika Zarante
Title:	Reunión e Legal

SCHEDULE A

Definitions

The following terms shall have the meanings given them below:

“Affiliate” means, with respect to any Person, any other Person, existing now or at any time in the future, directly or indirectly, Controlling, Controlled by, or under common Control with, such Person.

“Agreement” has the meaning given such term in the preamble of this Agreement.

“Applicable Law” means all applicable laws of any jurisdiction including securities laws, competition laws, tax laws, tariff and trade laws, antitrust laws, ordinances, judgments, decrees, injunctions, writs, and orders or like actions of any Competent Authority and the rules, regulations, orders, interpretations, licenses, exemptions, certificates and permits of any Competent Authority, including all applicable rules and regulations of any stock exchange having jurisdiction over either Party, as may be in existence at the applicable time.

“AWM” means the adjusted weighted mileage rule for the proration of ticket revenues, which utilizes the industry standard straight rate prorate method, as defined in Article C of the IATA Multilateral Prorate Agreement published in the IATA Prorate Manual – Passenger and adds an additional 671 prorate factor miles to all prorate factors, including with respect to carrier-imposed surcharges (with full AWM pro-ration of the carrier-imposed surcharges regardless of how such surcharges are filed).

“Baseline” has the meaning given such term in Section 7.2.1.

“Beyond Route” has the meaning given such term in Section 3.5.1.1.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Applicable Law to be closed in New York City, New York U.S.A or Santiago, Chile.

“Business Objectives” has the meaning given such term in Section 3.1.

“Capacity Growth Allocation Date” has the meaning given such term in Section 5.3.

“Capped Amount” means                                                          U.S. Dollars (US $                              .

“Cargo Business Objectives” shall have the meaning set forth in Section 6.12.

“Cargo Contribution” has the meaning given such term in Appendix 1 to Schedule C.

“Cargo Cooperation Implementation Plan” shall have the meaning set forth in Section 6.12.

“Change of Control” means, with respect to a Party, where a third party (not being an Affiliate of such Party) acquires Control directly or indirectly of such Party (or, in the case of LATAM, any LATAM Affiliate), whether by merger, share purchase, acquisition of all or substantially all of its assets, consolidation or other transaction or series of related transactions having the same effect.

“Claim” has the meaning given such term in Section 12.3.1.

“Claim Notice” has the meaning given such term in Section 12.3.1.

"**Codeshare Agreement**" means any or all of the Codesharing Agreements in effect from time to time between Delta and any LATAM Affiliate (as any such agreement may be amended from time to time in accordance with its terms, and together with all exhibits, schedules and attachments thereto).

"**Codesharing**" means the operation by one airline of flights for which seats are offered for sale by another air carrier using its own two letter designator code or a multicarrier code on such flights jointly with the operating air carrier's two letter designator code. As used in this Agreement with respect to a Party, unless otherwise specified, the term Codesharing shall include where such Party is acting as the Marketing Carrier or the Operating Carrier.

"**Competent Authority**" means any supranational, national, federal, state, county, local or municipal government body, bureau, commission, board, board of arbitration, instrumentality, authority, agency, court, department, minister, ministry, official or public or statutory person (whether autonomous or not) having jurisdiction over this Agreement or either of the Parties (or in the case of LATAM, any LATAM Affiliate).

"**Competing Operations**" has the meaning given such term in Section 8.1.1.

"**Confidential Information**" has the meaning given such term in Section 14.1.1.

"**Consensus Matters**" means those matters as to which the written consent or approval of both Parties or their respective representatives in the Leadership Team or any Working Group (as applicable) is expressly required pursuant to the provisions of this Agreement.

"**Contract Carrier**" means, with respect to each Party, the operations of any air carrier, existing now or at any time in the future, to the extent (and only to the extent) (i) [redacted] or (ii) [redacted]

"**Control**" means, with respect to any Person, the possession, directly or indirectly, of the power, whether or not exercised, to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, partnership interest, equity, by contract or otherwise. Controlled and Controlling shall have corresponding meanings.

"**Controlling Party**" has the meaning given such term in Section 16.3.6.

"**Country JV Implementing Agreements**" has the meaning given such term in the recitals.

"**Data Security and Processing Agreement**" means that certain Data Security and Processing Agreement dated as of March 6, 2020 by and between the Parties (as such agreement may be amended or replaced from time to time in accordance with its terms, and together with all exhibits, schedules and attachments thereto).

"**Delta Grandfathered Carrier**" means each of the following and their respective Affiliates and Contract Carriers (including any such entity under a new name or that has undergone an internal reorganization having no impact on such entity's air carrier operating certificate): (i) [redacted] and (ii) [redacted] ([redacted]) [redacted].

"**Discloser**" means a Party disclosing Intellectual Property to the other Party under this Agreement or any Implementing Agreement or in connection with the arrangements contemplated hereunder or thereunder.

"**Dispute Notice**" has the meaning given such term in Section 16.7.2.

"**EASK**" means equivalent available seat kilometres calculated in accordance with Schedule D attached hereto.

"**EASK Ratio**" of a Party means, with respect to any period, such Party's EASK for such period divided by the JV EASK for such period (expressed as a percent (%)).

"**Force Majeure**" means any event beyond a Party's reasonable control which substantially limits or prevents such Party from performing its obligations pursuant to this Agreement, including governmental interference, direction or restriction, war or civil commotion, strikes, lock-out, labor disputes, public enemy, blockade, insurrections, riots, acts of nature, involuntary aircraft grounding imposed by a Competent Authority, epidemics or quarantine restrictions.

"**Framework Agreement**" has the meaning given such term in the recitals.

"**Frequent Flyer Agreement**" means that certain Reciprocal Frequent Flyer Agreement dated as of February 27, 2020 by and between the Parties (as amended from time to time in accordance with its terms, and together with all exhibits, schedules and attachments thereto).

"**Frequent Flyer Program**" means (i) with respect to Delta, the SkyMiles Program and/or (ii) with respect to LATAM, the LATAM Pass Program, in each case as such program may be amended, modified or replaced from time to time.

"**Global Distribution System**" means a computerized reservations system used by travel agents to make air, hotel, car and other travel services bookings such as those currently operated by Amadeus, Sabre and Travelport (Galileo and Worldspan) but excluding any meta-search site or online travel agency, such as Orbitz and Expedia (as currently operated).

"**Home Region**" means (i) with respect to Delta, the [redacted] and [redacted], and (ii) with respect to LATAM, the [redacted].

"**IATA**" means the International Air Transport Association or any successor organization.

"**Implementing Agreements**" means each of the following agreements, in each case in form and substance mutually agreed by both Parties:

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted].

"**Indemnified Parties**" has the meaning given such term in Section 12.2.1.

"**Indemnifying Party**" has the meaning given such term in Section 12.2.1.

"**Indirect Taxes**" has the meaning given such term in Section 16.3.5.

"**Initial Network Plan**" has the meaning given such term in Section 5.1.1.

"**Insolvency Event**" means, with respect to either Party, an event whereby, either: (a) [redacted] or (b) [redacted] or (c) [redacted]; or (d) [redacted] or (e) [redacted] le Law.

"**Intellectual Property**" means all of the following, whether protected, created or arising under the laws of the jurisdiction in which a Party is organized or any other jurisdiction: (i) inventions, improvements, patents, patent applications (along with all patents issuing thereon), statutory invention registrations, divisions, continuations, continuations-in-part, substitute applications of the foregoing and any extensions, reissues, restorations and reexaminations thereof, and all rights therein provided by Applicable Law; (ii)

copyrights, works of authorship, moral rights, whether or not registered, published or unpublished, and registrations and applications for registration thereof, and all rights therein whether provided by Applicable Law or otherwise; (iii) Marks; (iv) Trade Secrets; (v) Confidential Information; and (vi) all applications and registrations related to any of the intellectual property rights set forth in the foregoing clauses.

"**IRS**" has the meaning given such term in Section 16.3.1.

"**Joint Network Plan**" has the meaning given such term in Section 5.1.2.

"**Joint Venture**" has the meaning given such term in Section 3.3.1.

"**Joint Venture Operations**" means, with respect to either Party, the Scheduled Services operated by such Party, its Affiliates and Contract Carriers on any JV Route. For the avoidance of doubt, a Party's Joint Venture Operations shall not include operations of such Party or those of its Affiliates and Contract Carriers on any Beyond Route.

"**JV EASK**" means, with respect to any period, the sum of both Parties' EASK for such period.

"**JV Route**" has the meaning given such term in Section 3.4.1.

"**JV Routing**" has the meaning given such term in Section 3.5.1.2.

"**LATAM Airlines Brazil**" has the meaning given such term in the preamble of this Agreement.

"**LATAM Grandfathered Carrier**" means each of the following and their respective Affiliates and Contract Carriers (including any such entity under a new name or that has undergone an internal reorganization having no impact on such entity's air carrier operating certificate): (i) [redacted] and (ii) [redacted]

"**Leadership Team**" has the meaning given such term in Section 4.2.1.

[redacted] has the meaning given such term in Section 11.4.2.

"**Losses**" has the meaning given such term in Section 12.2.1.

"**Lounge Access Agreement**" means the agreement between the Parties giving effect to [redacted] to each Party's airline lounges contemplated by this Agreement (as amended from time to time in accordance with its terms, and together with all exhibits, schedules and attachments thereto).

"**Marks**" means trademarks, service marks, trade names, logos, symbols and/or brand names of a Party or its Affiliates.

"**Marketing Carrier**" means, with respect to Codesharing between two air carriers, the air carrier who markets and sells under its two letter designator code seats on flights operated by the other air carrier.

"**Marketing Program**" means any agreement or other arrangement (including any new arrangements or any expansions of an existing arrangement), [redacted] (except to the extent expressly permitted pursuant to Section 5.4.2), [redacted]; provided that Marketing Programs shall not include (i) any such agreement or arrangement to the extent it relates to [redacted], (ii) industry standard [redacted] relating thereto, (iii) [redacted] and (iv) [redacted].

"**Material Default**" means a Party's failure to perform or observe any provision of this Agreement or any Implementing Agreement, which, individually or collectively with any other such failure by such Party under the terms of this Agreement or any Implementing Agreement, [redacted] in Section 5.4, Section 8.1 or Article 14 [redacted]

"**Operating Carrier**" means the Party with operational control of a scheduled flight segment operated pursuant to this Agreement or the Party retaining the revenue (which is inventory controlled by such Party) in relation to a scheduled flight segment operated pursuant to this Agreement.

"**Operational Claim(s)**" has the meaning given such term in Section 12.1.

"**Person**" shall mean any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Competent Authority or other entity.

"**Premium Customer Handling Services Agreement**" means the agreement to be entered into between the Parties prior to the Implementation Date regarding [redacted]

[redacted] pursuant to Section 6.6.4 (as such agreement may be amended from time to time in accordance with its terms, and together with all exhibits, schedules and attachments thereto).

"**Recipient**" means a Party that receives, or is granted access to or use of, a Disclosing Party's Intellectual Property under this Agreement or any Implementing Agreement or in connection with the arrangements contemplated hereunder or thereunder. .

"**Reference Period**" means, subject to Section 3.4.2, calendar years 2018 and 2019.

"**Representatives**" has the meaning given such term in Section 14.1.1.

"**Required Approvals**" means all material orders, permits, licenses, registrations, waivers, authorizations, exemptions, confirmations and approvals of, consultations with, and notifications to, any Competent Authority, which are reasonably determined by either Party to be necessary or appropriate to be obtained or made in connection with this Agreement or any Implementing Agreement or the transactions contemplated hereby or thereby, including U.S. Antitrust Immunity and the approval of the applicable Competent Authorities in Brazil, Chile, Colombia and any other country in the South American Region as mutually agreed by the Parties.

"**Scheduled Services**" means any and all scheduled air transportation services held out for public sale, [redacted] by a Party or its Affiliate or Contract Carrier; provided that "Scheduled Services" shall not include [redacted] or [redacted] ([redacted], which if operated by a Party (or its Affiliate or Contract Carrier) shall be included as "Scheduled Services").

"**Scheduling Season**" means (i) the IATA northern winter season beginning on the last Sunday in October through and including the last Saturday before the last Sunday in March of each year, and/or (ii) the IATA northern summer season beginning on the last Sunday in March through and including the last Saturday before the last Sunday in October of each year.

"**Settlement**" means, with respect to any Settlement Period, any amount payable by one Party to the other Party hereunder pursuant to Schedule C.

"**Settlement Period**" means each full calendar year during the Term; provided that (i) the initial Settlement Period shall be the period commencing on the Implementation Date and ending on December 31 of such year, and (ii) the final Settlement Period shall be the period commencing on January 1 of the year in which this Agreement terminates and ending on the effective date of the termination of the Agreement.

"**SkyTeam**" means that certain international multi-carrier alliance currently branded as "SkyTeam" or any successor alliance.

"**South American Region**" means the region comprised of Brazil, Chile, Colombia, Paraguay, Peru,

Uruguay and any other country in South America if and when added to the scope of the Joint Venture pursuant to Section 3.4.2.

"**South American Carrier**" means any air carrier that has its headquarters or place of incorporation in South America or has an operating certificate issued by the government of any country in South America (excluding authority issued for operations of foreign air carriers pursuant to Applicable Law).

"**Special Prorate Agreement**" means that certain Special Prorate Agreement dated as of March 10, 2020 by and between the Parties (as such agreement may be amended or replaced from time to time in accordance with its terms, and together with all exhibits, schedules and attachments thereto).

"**SRP**" means the industry standard straight rate prorate method for revenue proration, as defined in Article C of the IATA Multilateral Prorate Agreement published in the IATA Prorate Manual – Passenger, which includes the full proration of carrier-imposed surcharges regardless of how such surcharges are filed.

"**Stop-Over Flying**" means Scheduled Services operated by a Party, its Affiliate or Contract Carrier [redacted] that includes (i) [redacted] o (2) [redacted] and (ii) [redacted].

"**Tag Flight**" means, with respect to any city pair routing between U.S./Canada and the South American Region, any flight segment of such routing that is operated by a Party, its Affiliate or Contract Carrier wholly within the other Party's Home Region, which, together with a flight on a JV Route operated by such Party, its Affiliate or Contract Carrier, comprises a through flight operated under the same flight number.

"**Tax Matter**" has the meaning given such term in Section 16.3.6.

"**Term**" has the meaning given such term in Section 11.1.

"**Trade Secrets**" means all information (whether in writing or retained as a mental impression) including technical or non-technical data, a design, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, software code, documentation, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other Parties who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

"**United States**" or "**U.S.**" means the United States of America and any successor country, but not including any additional territories or other geographic areas under the legal jurisdiction of the United States (with the exception of the District of Columbia and Puerto Rico).

"**U.S. Antitrust Immunity**" has the meaning given such term in the recitals.

"**U.S./Canada**" means the region comprised of the United States and Canada.

"**U.S./Canada Carrier**" means any air carrier that has its headquarters or place of incorporation in the United States or Canada or has an operating certificate issued by the government of the United States or Canada (excluding authority issued for operations of foreign air carriers pursuant to Applicable Law).

"**U.S. DOT**" has the meaning given such term in the recitals.

"**Working Group**" has the meaning given such term in Section 4.3.1.

ATTACHMENT 1
TO

SCHEDULE A

Delta Grandfathered Carriers

ATTACHMENT 2

TO

SCHEDULE A

LATAM Grandfathered Carriers

SCHEDULE B

Cargo Cooperation Implementation Plan

The Cargo Cooperation Implementation Plan will be added to this Agreement as Schedule B prior to the Implementation Date.

B-1

SCHEDULE C

Financial Settlement

Subject to Article 7 of the Agreement, commencing on the Implementation Date and thereafter during the Term, this Schedule C shall govern the financial settlement between the Parties with respect to the Parties’ Incremental JV Passenger Contribution and Incremental JV Cargo Contribution for each Settlement Period. Prior to the Implementation Date, the Parties shall amend this Schedule C to include further details regarding those items set forth herein where mutual agreement of the Parties is required prior to the Implementation Date.

Section 1. Reference Period Calculations – Baseline

1.1 Reference Period Passenger Contribution. As set forth in Section 7.2 of the Agreement, as soon as reasonably practicable after the Parties’ respective financial results with respect to their Joint Venture Operations for the Reference Period have been finalized and validated, the Parties shall determine each Party’s Passenger Contribution for the Reference Period in accordance with this Schedule C (such calculation being the average of the relevant figures for each of the           calendar years comprising the Reference Period, the “Reference Period Passenger Contribution”). Each Party’s Reference Period Passenger Contribution shall be calculated by reference to such Party’s Segment Contribution with respect to all JV Routes operated by such Party, its Affiliates and/or Contract Carriers during the Reference Period, as adjusted pursuant to Section 4.8 of this Schedule C.

1.2 Reference Period Cargo Contribution. As set forth in Section 7.2 of the Agreement, as soon as reasonably practicable after the Parties’ respective financial results with respect to their Joint Venture Operations for the Reference Period have been finalized and validated, the Parties shall determine each Party’s Cargo Contribution for the Reference Period in accordance with this Schedule C, (such calculation being the average of the relevant figures for each of the            calendar years comprising the Reference Period, the “Reference Period Cargo Contribution”). Each Party’s Reference Period Cargo Contribution shall be calculated by reference to such Party’s Cargo Contribution with respect to all JV Routes operated by such Party, its Affiliates and/or Contract Carriers during the Reference Period.

1.3 Approval of Baseline. As set forth in Section 7.2 of the Agreement, prior to any Cash Settlement with respect to any Settlement Period, the Parties shall have approved the Baseline and shall have attached the calculation of each Party’s Reference Period Passenger Contribution and Reference Period Cargo Contribution as Attachment 1 to this Schedule C by amendment of the Agreement.

1.4 Settlement Period Calculations. In calculating each Party’s Passenger Contribution and Cargo Contribution for any Settlement Period, such calculations shall be consistent with the calculation of such Party’s Reference Period Passenger Contribution and Reference Period Cargo Contribution (as applicable).

Section 2. Accounting Changes

2.1 If at any time either Party desires to make a change to the accounting policies, principles or methodologies used by such Party in connection with preparation of the Baseline, as such accounting policies, principles and methodologies may be adjusted (including with respect to new revenue or cost items added hereunder) in accordance with this Schedule C and the Financial Settlement Procedures (collectively, the “Accounting Procedures”) or the Financial Systems of such Party, it shall provide written notice to the other Party prior to any such change. If such change is reasonably expected to have a material impact to such Party’s Adjusted Passenger Contribution or Cargo Contribution for any Settlement Period (such material impact to be defined by mutual agreement of the Parties in writing prior to the Implementation Date), then the Parties shall make such adjustments as may be required to neutralize such impact on the Parties' respective Adjusted Passenger Contribution and Cargo Contribution in all current and future Settlement Periods impacted by such change.

Section 3. **Data Sharing, Reporting**

3.1 *Data Sharing.* Each Party shall report all data required hereunder pertaining to its own operations using USD as such data (including distances) is recorded in such Party's internal flight profitability systems, its revenue data warehouse/pipelines or other data source or systems (as applicable), with such variances and adjustments as are reflected in the Baseline, as provided in this Schedule C, the Financial Settlement Procedures or as otherwise mutually agreed by the Parties in writing (such systems with such variances and adjustments, such Party's "**Financial Systems**"). Each Party agrees that all data and information provided by such Party to the other Party hereunder shall be consistent and reconcilable with the applicable information contained in such Party's Financial Systems.

3.2 *Reporting.*

3.2.1 Commencing on the Implementation Date, each Party shall provide to the other Party on a [redacted] basis all information relating to the operations of such Party, its Affiliates and Contract Carriers on all JV Routes with respect to each calendar [redacted] (or portion thereof) reasonably necessary for the determination and verification of the calculations contemplated by this Schedule C.

3.2.2 The information to be exchanged pursuant to this Section 3.2 shall be provided by each Party no later than [redacted] calendar days after the [redacted] and in the format set forth in the Financial Settlement Procedures or as otherwise mutually agreed by the Parties in writing from time to time.

3.3 *Supplemental Information Requests.* In connection with the determination of each Party's Adjusted Passenger Contribution and/or Cargo Contribution with respect to the Reference Period or any Settlement Period, either Party (the "**Requesting Party**") may request from the other Party (the "**Non-Requesting Party**") and the Non-Requesting Party shall, subject to any applicable contractual obligations to third parties and restrictions u[redacted] Applicable Law, as promptly as reasonably practicable, provide the Requesting Party with such information, data and supporting documents reasonably requested by the Requesting Party and relevant for such determination or for the reconciliation of amounts used in such determination to actual revenues and costs of the Non-Requesting Party. Information received by either Party pursuant to this Section 3.3 shall be used solely for the purposes of this Schedule C and the determination of amounts hereunder, and not for any other purpose.

Section 4. **Passenger Contribution**

4.1 *Passenger Contribution.* Each Party's "**Passenger Contribution**" for any Settlement Period shall equal the [redacted] The Passenger Contribution of Delta shall be referred to herein as the "**Delta Passenger Contribution.**" The Passenger Contribution of LATAM shall be referred to herein as the "**LATAM Passenger Contribution.**" In calculating each Party's Passenger Contribution for any Settlement Period, such calculation shall [redacted].

4.3 *Gross JV Revenue.* Subject to Section 4.4 of this Schedule C, a Party's "**Gross JV Revenue,**" with respect to each JV Route operated by such Party, its Affiliate or Contract Carrier in any Settlement Period, shall [redacted], where:

4.3.1 *Operated Gross Passenger Revenue.* The "**Operated Gross Passenger Revenue**" of such Party, with respect to such JV Route for such Settlement Period, means the aggregate of:

(a) [redacted]

(b) [redacted]

4.3.2 *Ancillary Revenue.*

(a) The "**Ancillary Revenue**" of such Party, with respect to such JV Route and such Settlement Period, means [redacted]

(b) The Parties agree to consider in good faith any such category of [redacted] for inclusion as Ancillary Revenue hereunder where (i) [redacted], (ii) [redacted] and (iii) [redacted]

(c) The allocation methodology to be used to allocate such Ancillary Revenue to the JV Routes, corresponding adjustments (if any) to be made to each Party's Reference Period Passenger Contribution to account for the inclusion of such revenues, and the timing for inclusion of such revenues and implementing any such adjustments shall be set forth in the Financial Settlement Procedures.

(d) In the event either Party significantly changes its selling policy in relation to any [redacted] and such change results in an additional category of charges included in Ancillary Revenue in accordance with this Section 4.3.2, the Party making the change shall inform the other Party as soon as reasonably practicable and the Financial Settlement Procedures shall be amended by the Parties to accurately reflect such change and correctly account for such Ancillary Revenue in such Party's Adjusted Passenger Contribution.

4.4 *Excluded Revenue.* Notwithstanding Section 4.3 of this Schedule C, all of the following amounts collected by or on behalf of a Party for any Settlement Period shall be excluded from such Party's Gross JV Revenue:

4.4.1 *Miscellaneous revenues*, including revenue collected from the [redacted] (unless at any time the Parties mutually agree to include any category of such revenue as Ancillary Revenue pursuant to Section 4.3.2 of this Schedule C;

4.4.2 [redacted] *Taxes* - amounts remitted to any governmental body and as defined in [redacted] publications including [redacted]

4.4.3 [redacted] *travel* – [redacted];

4.4.4 [redacted]*e fees* – [redacted] pursuant to Section 4.3.2 of this Schedule C); [redacted] pursuant to Section 4.3.2 of this Schedule C;

4.4.5 [redacted] – revenue from [redacted]

4.4.6 [redacted] *revenue* – [redacted], at any time upon request by either Party, [redacted] pursuant to Section 4.3.2 of this Schedule C;

4.4.7 [redacted] *amounts* – [redacted]

4.4.8 [redacted]

4.4.9 [redacted] tal

[redacted]

4.5 *Proration of Revenue.* For the proration rules applicable to the calculation of Operated Gross Passenger Revenue of a Party with respect to any JV Route for any Settlement Period, the Parties shall use the proration methodology agreed by the Parties in accordance with Section 6.4.5 of the Agreement for all tickets settled between the Parties pursuant to the Special Prorate Agreement. For all tickets other than those settled under the Special Prorate Agreement, the Parties [redacted].

4.6 *Selling, Pricing and/or Distribution Policy Changes.* If at any time a Party makes a change to its selling, pricing or distribution policies or revenue recognition policies or methodologies in a manner that is reasonably expected to have a material impact to such Party's Adjusted Passenger Contribution for any Settlement Period (such material impact to be defined by mutual agreement of the Parties prior to the Implementation Date), it shall inform the other Party in writing of such change as soon as reasonably practicable. Thereafter, the Parties shall determine what adjustments (if any) may be necessary as a result of such change.

4.7 *JV Production Costs.* A Party's "**JV Production Costs**", with respect to any JV Route operated by such Party, its Affiliate or Contract Carrier in any Settlement Period, shall [redacted] as categorized in the cost categories set forth in this Section 4.7, with both Parties' costs treated [redacted]. The Parties shall set forth in greater detail in the Financial Settlement Procedures the specific line item costs, applicable expense rates, cost category definitions, data sources, cost allocation and methodology adjustments related to JV Production Costs. For the avoidance of doubt, only those [redacted] of a Party expressly set forth in this Section 4.7 [redacted]s.

4.7.1 [redacted] <u>Costs</u> incurred by such Party with respect to such JV Route, where (i) [redacted] to the extent they are [redacted] pursuant to Section 6.5.4 of the Agreement shall be determined based on the [redacted] and (ii) [redacted] (i.e. [redacted], etc.), [redacted], and (iii) other [redacted]

4.7.2 [redacted] esults and any benefits and/or costs associated with the ownership or operation of a fuel refinery);

4.7.3 [redacted] <u>Costs</u> ([redacted]

[redacted]

4.7.4 [redacted]

4.7.5 [redacted]

4.7.6 [redacted]

4.7.7 [redacted] and

4.7.8 [redacted] *Costs* The methodology for determining the [redacted] costs with respect to JV Routes shall be mutually agreed in writing prior to the Implementation Date. Such methodology will ensure [redacted]t costs are determined on a consistent basis between the Parties (notwithstanding any differences in the reporting of such costs in each Party's Financial Systems), including with respect to the [redacted]

4.8 *Adjusted Passenger Contribution.* Each Party's Passenger Contribution with respect to any Settlement Period shall be adjusted as set forth in this Section 4.8. The Passenger Contribution of Delta with respect to any Settlement Period, as adjusted pursuant to this Section 4.8, is referred to herein as the "**Delta Adjusted Passenger Contribution**" and the Passenger Contribution of LATAM with respect to any Settlement Period, as adjusted pursuant to this Section 4.8, is referred to herein as the "**LATAM Adjusted Passenger Contribution.**" An illustrative example of the calculation of the [redacted] will be added as Attachment 2 to this Schedule C by amendment of the Agreement prior to the Implementation Date

4.8.1 [redacted] set forth in this Section 4.8.1, which applies [redacted] The amount by which such [redacted] is referred to herein as such Party's [redacted]" and shall be applied [redacted] For purposes of this Section 4.8.1, each Party's "**Labor Costs**" in any Settlement Period shall [redacted]. A Party's [redacted]" for any

Settlement Period shall [redacted]. The application of the Labor Costs adjustment set forth in this Section 4.8.1 in any Settlement Period shall be [redacted] In applying the foregoing adjustment in any period, the following further adjustments shall be applied:

(a) [redacted].

(b) A Party's [redacted] shall also include a [redacted] (the details of such adjustment to be mutually agreed by the Parties in writing prior to the Implementation Date).

4.8.2 [redacted]. Each Party's Passenger Contribution in any Settlement Period shall be subject to the [redacted] provided that:

(a) In order to avoid an [redacted]

(b) [redacted].

(c) A Party's "[redacted]" for any Settlement Period shal [redacted] pursuant to this Section 4.8.2 applicable to such Party's [redacted].

(d) A Party's [redacted] shall [redacted] with [redacted] Following the Implementation Date, [redacted] for any calendar year may be adjusted [redacted] providing written notice to the other Party with [redacted]

4.8.3 *Other Cost Considerations*. If in any Settlement Period there is a [redacted] then the Parties shall discuss such cost increases and potential ways to mitigate such cost increases.

4.8.4 *Other Adjustments*. A Party's Passenger Contribution with respect to any Settlement Period shall be subject to such other adjustments (if any) set forth in this Agreement, the Financial Settlement Procedures or as otherwise mutually agreed by the Parties in writing.

4.9 *Allocation of Incremental JV Passenger Contribution.*

4.9.1 *Incremental JV Passenger Contribution*. For purposes of this Schedule C, the amount by which [redacted] shall be referred to as the "**Incremental Delta Passenger Contribution**" [redacted] shall be referred to as the "**Incremental LATAM Passenger Contribution**" [redacted] shall be referred to herein as the "**Incremental JV Passenger Contribution.**"

4.9.2 *Allocation of Incremental JV Passenger Contribution - Shares*. With respect to each Settlement Period, the Incremental JV Passenger Contribution shall be allocated between the Parties in accordance with the following ([redacted], being the "**Delta Passenger Contribution Share**" and [redacted], being the "**LATAM Passenger Contribution Share**"):

(a) With respect to the [redacted] year period commencing on the Implementation Date, the

Delta Passenger Contribution Share shall be [redacted]% and the LATAM Passenger Contribution Share shall be [redacted]%; and

(b) With respect to all periods following the [redacted] year period commencing on the Implementation Date, the Delta Passenger Contribution Share shall [redacted] and the LATAM Passenger Contribution Share shall [redacted], in each case based on [redacted] period.

Section 5. **Cargo Contribution**

5.1 *Cargo Contribution.* Each Party's "**Cargo Contribution**," with respect to each JV Route operated by such Party, its Affiliate or Contract Carrier in any Settlement Period, shall equal [redacted] Each Party's Cargo Contribution for any Settlement Period shall equal the sum of [redacted]. The Cargo Contribution of Delta shall be referred to herein as the "**Delta Cargo Contribution**". The Cargo Contribution of LATAM shall be referred to herein as the "**LATAM Cargo Contribution**". In calculating each Party's Cargo Contribution for any Settlement Period, such calculation shall be consistent with the calculation of such Party's Reference Period Cargo Contribution.

5.2 *Belly Cargo Gross Revenue.* A Party's "**Belly Cargo Gross Revenue**", with respect to each JV Route operated by such Party, its Affiliate or Contract Carrier in any Settlement Period, shall [redacted]

5.3 *Cargo JV Production Costs*. A Party's "**Cargo JV Production Costs**", with respect to each JV Route operated by such Party, its Affiliate or Contract Carrier in any Settlement Period, shall equal the [redacted] The Financial Settlement Procedures shall include the specific [redacted] For the avoidance of doubt, only those operating costs of a Party expressly set forth in this Section 5.3 or in the Financial Settlement Procedures shall be deemed to be Cargo JV Production Costs of such Party hereunder.

5.3.1 [redacted] *Costs:* [redacted] nd

5.3.2 [redacted] *Costs:* [redacted].

5.4 *Allocation of Incremental Cargo Contribution.*

5.4.1 *Incremental Cargo Contribution.* For purposes of this Schedule C, the amount by which [redacted] shall be referred to as the "**Incremental Delta Cargo Contribution**" [redacted] shall be referred to as the "**Incremental LATAM Cargo Contribution**" [redacted] is referred to herein as the "**Incremental JV Cargo Contribution.**"

5.4.2 [redacted]. With respect to each Settlement Period, the [redacted] " and [redacted]

(a) With respect to the five [redacted] r period commencing on the Implementation Date, the [redacted] Share shall be [redacted] % and the [redacted] Share shall be [redacted] %; and

(b) With respect to all periods following the [redacted] year period commencing on the Implementation Date, the [redacted] Share shall be [redacted] % and the [redacted] Share shall be [redacted] 0%.

Section 6. <u>**Cash Settlement**</u>

6.1 <u>Cash Settlement</u>

6.1.1 Subject to Article 7 and this <u>Schedule C</u>, with respect to each Settlement Period, cash settlement of the amount payable by one Party to the other Party in respect of the Incremental JV Passenger Contribution and the Incremental JV Cargo Contribution for such Settlement Period (the "**Cash Settlement**") shall occur in [redacted]

6.1.2 Without prejudice to the joint and several liability of all LATAM Affiliates hereunder as set forth in the preamble of the Agreement, payment of any LATAM Cash Settlement

Amount payable to Delta or any Delta Cash Settlement Amount payable to LATAM pursuant to this Schedule C, in each case whether in respect of the Mid-Year Cash Settlement or the Year-End Cash Settlement for such Settlement Period, shall be invoiced and paid by or to (as applicable) each of the LATAM Affiliates in accordance with the allocation methodology to be mutually agreed by the Parties in writing prior to the Implementation Date.

6.2 Mid-Year Cash Settlement

6.2.1 Promptly following the delivery by each Party to the other of such Party's final financial results for its Joint Venture Operations for the second quarter of each Settlement Period, the Parties shall determine the amount payable (if any) by one Party to the other Party in respect of the Mid-Year Cash Settlement for such Settlement Period in accordance with this Section 6.2, provided that, no amount shall be payable in respect of any Mid-Year Cash Settlement unless [redacted]

(a) [redacted] (the "**LATAM Mid-Year Cash Settlement Amount**"); and

(b) [redacted] (the "**Delta Mid-Year Cash Settlement Amount**").

6.3 Year-End Cash Settlement

6.3.1 Promptly following the delivery by each Party to the other of such Party's final financial results for its Joint Venture Operations for the final quarter of each Settlement Period, the Parties shall determine the amount payable by one Party to the other Party in respect of the Year-End Cash Settlement for such Settlement Period in accordance with this Section 6.3:

(a) [redacted] the "**LATAM Contribution Differential Amount**"), the Year-End Cash Settlement shall be [redacted] (the "**LATAM Year-End Cash Settlement Amount**") [redacted] (i) [redacted]

[redacted]

(b) [redacted] the "**Delta Contribution Differential Amount**"), the Year-End Cash Settlement shall be [redacted] (the "**Delta Year-End Cash Settlement Amount**") [redacted]

6.4 Currency

6.4.1 Both Parties' Reference Period Passenger Contribution and Reference Period Cargo Contribution shall be calculated in USD. For purposes of such determination, any individual category of revenues and costs incurred by either Party in another local currency shall be converted into USD using a conversion rate that will be set forth in the Financial Settlement Procedures.

6.4.2 With respect to any Settlement Period (including the First Half of any Settlement Period), both Parties' Adjusted Passenger Contribution and Cargo Contribution shall be calculated in USD. For purposes of such determination, any individual category of revenues and costs incurred by either Party in another local currency shall be converted into USD using a conversion rate that will be set forth in the Financial Settlement Procedures.

6.4.3 In the event of significant volatility in the USD exchange rate for any relevant currency compared to such exchange rate in the Reference Period, upon the request of either Party, the Parties shall discuss in good faith a mechanism to mitigate the impact of such currency rate changes on a Party's Adjusted Passenger Contribution and/or Cargo Contribution for any Settlement Period due to such amounts being calculated in USD.

6.5 Payments

6.5.1 For purposes of this Section 6.5, the Party required to pay to the other Party any amount pursuant to this Schedule C, including any reconciling or audit adjustment amount, in each case with respect to any Settlement Period, shall be the "**Paying Party**," whereas the Party entitled to receive such payment shall be the "**Receiving Party**."

6.5.2 Each Party shall use its commercially reasonable efforts to submit to the other Party, with respect to any Settlement Period, its determination of such Party's Adjusted Passenger Contribution and Cargo Contribution (i) no later than [redacted] of such Settlement Period in respect of the Mid-Year Cash Settlement, and (ii) no later than [redacted] of the calendar year immediately succeeding such Settlement Period in respect of the Year-End Cash Settlement.

6.5.3 Upon approval by both Parties as to any amount payable hereunder with respect to any Settlement Period, payment of such amount by the Paying Party to the Receiving Party shall be made (i) no later than [redacted] of such Settlement Period in respect of the Mid-Year Cash Settlement (if any) and (ii) no later than [redacted] of the calendar year immediately succeeding such Settlement Period in respect of the Year-End Cash Settlement. If the due date for any such payment is not a Business Day in the home country of the Paying Party, then the payment shall be due on the immediately following Business Day. In the event that a good faith dispute arises between the Parties regarding the amount payable in respect of the Mid-Year Cash Settlement or the Year-End Cash Settlement or any other amount payable by a Party hereunder for any Settlement Period, the Paying Party shall pay any undisputed portion of such amount no later than the applicable due date set forth in this Section 6.5.3 and shall pay any disputed amount or portion thereof (as determined at the conclusion of the resolution process) upon final resolution of such dispute. Any amounts payable hereunder that are not paid by the applicable due date set forth in this Section 6.5.3 (whether or not such amounts were subject to dispute) shall bear interest at a rate equal [redacted] basis points from the day immediately after the day such payment would have been due (if not for such dispute), through and including the day such payment is made on the basis of a 360 day year. The amount of interest payable hereunder shall compound daily.

6.5.4 For purposes of calculating the rate of interest payable on amounts payable hereunder, unless otherwise set forth in the Financial Settlement Procedures or as mutually agreed by the Parties in writing (i) [redacted] The methodology for calculating interest on amounts owed hereunder shall be further detailed in the Financial Settlement Procedures.

6.5.5 Actual payment of amounts payable hereunder shall be paid via the IATA Clearing House in accordance with the Clearing House policies and procedures in effect at the time of payment. Each Party shall provide the other with advance notice prior to initiating any payment hereunder.

6.6 <u>Example</u>

6.6.1 Illustrative examples of the calculation of the Year-End Cash Settlement based on hypothetical figures will be added as <u>Attachment 3</u> to this <u>Schedule C</u> by amendment of the Agreement prior to the Implementation Date.

APPENDIX 1

To

SCHEDULE C

DEFINED TERMS

The following terms shall have the meanings given them below:

Defined Term:	Definition:
“Accounting Procedures”	has the meaning given such term in Section 2.1 of Schedule C.
“Adjusted JV CEASK”	has the meaning given such term in Section 4.8.2 of Schedule C.
“Ancillary Revenue”	has the meaning given such term in Section 4.3.2 of Schedule C.
“AWM”	has the meaning given such term in Schedule A to the Agreement.
“Belly Cargo Gross Revenue”	has the meaning given such term in Section 5.2 of Schedule C.
“Block Space Arrangement”	means, with respect to each Party, a hard block seat arrangement under which a third party purchases seats on a flight operated by such Party, its Affiliate or Contract Carrier on a JV Route or a related Beyond Route where such third party does not have the right at its option to return the applicable seat inventory to such Party.
“Capped Costs”	has the meaning given such term in Section 4.8.2 of Schedule C.
“Cargo Contribution”	has the meaning given such term in Section 5.1 of this Schedule C.
“Cargo JV Production Costs”	has the meaning given such term in Section 5.3 of this Schedule C.
“Cash Settlement”	has the meaning given such term in Section 6.1 of this Schedule C.
“Combined Segment Contribution”	means, with respect to each JV Route operated by a Party, its Affiliate or Contract Carrier in any Settlement Period, the sum of such Party’s Segment Contribution and such Party’s Cargo Contribution for such JV Route for such period.
“CPI Value Source”	has the meaning given such term in Section 4.8.2 of this Schedule C.
“Delta Adjusted Passenger Contribution”	has the meaning given such term in Section 4.8 of Schedule C.

Defined Term:	Definition:
"Delta Cargo Contribution"	has the meaning given such term in Section 5.1 of this Schedule C.
"Delta Cargo Contribution Share"	has the meaning given such term in Section 5.4.2 of this Schedule C.
"Delta Contribution Differential Amount"	has the meaning given such term in Section 6.3 of this Schedule C.
"Delta Mid-Year Cash Settlement Amount"	has the meaning given such term in Section 6.2 of this Schedule C.
"Delta Passenger Contribution"	has the meaning given such term in Section 4.1 of Schedule C.
"Delta Passenger Contribution Share"	has the meaning given such term in Section 4.9.2 of Schedule C.
"Delta Year-End Cash Settlement Amount"	has the meaning given such term in Section 6.3 of this Schedule C.
"Distribution Channels"	means those [redacted], including (i) [redacted] (ii) [redacted], and (iii) other sales channel used by a Party from time to time for the sale of Scheduled Services on JV Routes.
"EASK Ratio"	has the meaning given such term in Schedule A to the Agreement.
"FIM"	means Flight Interruption Manifest, as defined in the IATA Revenue Accounting Manual.
"Financial Settlement Procedures"	has the meaning given such term in Schedule A to the Agreement.
"Financial Systems"	has the meaning given such term in Section 3.1 of Schedule C.
"First Half"	has the meaning given such term in Section 6.1 of Schedule C.
"Gross JV Revenue"	has the meaning given such term in Section 4.3 of Schedule C.
"Home Weighted CPI"	has the meaning given such term in Section 4.8.2 of this Schedule C.

Defined Term:	Definition:
“Incremental Delta Cargo Contribution”	has the meaning given such term in Section 5.4.1 of this Schedule C.
“Incremental Delta Passenger Contribution”	has the meaning given such term in Section 4.9.1 of Schedule C.
“Incremental JV Cargo Contribution”	has the meaning given such term in Section 5.4.1 of this Schedule C.
“Incremental JV Passenger Contribution”	has the meaning given such term in Section 4.9.1 of Schedule C.
“Incremental LATAM Cargo Contribution”	has the meaning given such term in Section 5.4.1 of this Schedule C.
“Incremental LATAM Passenger Contribution”	has the meaning given such term in Section 4.9.1 of this Schedule C.
“ISC”	has the meaning given such term in Section 4.3.1(a) of this Schedule C.
“JV CEASK”	has the meaning given such term in Section 4.8.2 of this Schedule C.
“JV Passenger Contribution”	means, for any Settlement Period, the sum of the Delta Passenger Contribution and the LATAM Passenger Contribution.
“JV Production Costs”	has the meaning given such term in Section 4.7 of this Schedule C.
“Labor CEASK”	has the meaning given such term in Section 4.8.1 of this Schedule C.
“Labor Cost Reduction Amount”	has the meaning given such term in Section 4.8.1 of this Schedule C.
“Labor Costs”	has the meaning given such term in Section 4.8.1 of this Schedule C.
“LATAM Adjusted Passenger Contribution”	has the meaning given such term in Section 4.8 of this Schedule C.
“LATAM Cargo Contribution”	has the meaning given such term in Section 5.4.1 of this Schedule C.
“LATAM Cargo Contribution Share”	has the meaning given such term in Section 5.4.2 of this Schedule C.
“LATAM Contribution Differential Amount”	has the meaning given such term in Section 6.3 of this Schedule C.

Defined Term:	Definition:
“LATAM Mid-Year Cash Settlement Amount”	has the meaning given such term in Section 6.2 of this Schedule C.
“LATAM Passenger Contribution”	has the meaning given such term in Section 4.1 of this Schedule C.
“LATAM Passenger Contribution Share”	has the meaning given such term in Section 4.9.2 of this Schedule C.
“LATAM Year-End Cash Settlement Amount”	has the meaning given such term in Section 6.3 of this Schedule C.
“Mid-Year Cash Settlement”	has the meaning given such term in Section 6.1 of this Schedule C.
“Mid-Year Threshold Amount”	has the meaning given such term in Section 6.1 of this Schedule C.
“Non-Requesting Party”	has the meaning given such term in Section 3.3 of this Schedule C.
“Operated Gross Passenger Revenue”	has the meaning given such term in Section 4.3.1 of this Schedule C.
“Passenger Contribution”	has the meaning given such term in Section 4.1 of this Schedule C.
“Paying Party”	has the meaning given such term in Section 6.3.1 of this Schedule C.
“Receiving Party”	has the meaning given such term in Section 6.5.1 of this Schedule C.
“Reference Banks”	has the meaning given such term in Section 6.5.1 of this Schedule C.
“Reference Period Cargo Contribution”	has the meaning given such term in Section 1.2 of this Schedule C.
“Reference Period Passenger Contribution”	has the meaning given to such term in Section 1.1 of this Schedule C.
“Requesting Party”	has the meaning given such term in Section 3.3 of this Schedule C.
“Segment CEASK Adjustment”	has the meaning given such term in Section 4.8.2 of this Schedule C.
“Segment Contribution”	has the meaning given such term in Section 4.2 of this Schedule C.

Defined Term:	Definition:
“Up-Front Commission”	means a per-transaction based commission paid by a Party to a third party agent or distributor, usually based on a percentage of the ticketed fare or a flat rate per transaction (after the Up-Front Discount is applied), including standard/base agency commissions and any other incentive or override commission applied at the time the ticket sale is reported by the third party agent or distributor to such Party (either through a BSP or via a direct reporting arrangement), but excluding incentive commissions, bonuses or other subsequent retroactive performance-based payments.
“USD”	means the United States Dollar.
“Year-End Cash Settlement”	has the meaning given such term in Section 6.1 of this Schedule C.

ATTACHMENT 1
To
SCHEDULE C

Both Parties’ Reference Period results for JV Routes will be added to this Attachment 1 once the Baseline is finalized and mutually agreed.

D-1